PURCHASE AND SALE AGREEMENT
by and among
XCL ASSETCO, LLC,
XCL MARKETING, LLC,
WASATCH WATER LOGISTICS, LLC
XCL RESOURCES, LLC
AND
XCL SANDCO, LLC
as Seller,
and
SM ENERGY COMPANY,
as Purchaser
and
Solely for purposes of ratifying Sections 5.1, 5.2, 5.3, 5.4, 5.13, 7.1, 7.2, 7.7(b), 7.10, 7.18, 7.19 and 11.2(a),
NORTHERN OIL AND GAS, INC.,
as Northern
Dated as of June 27, 2024

ARTICLE 2 PURCHASE AND SALE...................................................................................…. 32

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(continued)

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(continued)

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(continued)

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EXHIBITS:
Exhibit A    Assets
Exhibit A-1    Leases
Exhibit A-2    Wells
Exhibit A-3    Rights of Way
Exhibit A-4    Realty Interests
Exhibit A-5    DSUs
Exhibit A-6    Inventory
Exhibit A-7    Sand Mine
Exhibit A-8    SWD System
Exhibit B    Forms of Conveyances
Exhibit B-1    Form of Recordable Conveyance
Exhibit B-2    Form of Omnibus Conveyance
Exhibit C    Form of Letter in Lieu
Exhibit D    Form of Closing Certificates
Exhibit D-1    Form of Seller Closing Certificate
Exhibit D-2    Form of Purchaser Closing Certificate
Exhibit E    Form of Resignation of Operator
Exhibit F    Form of Transition Services Agreement
Exhibit G    R&W Conditional Binder
Exhibit H    Forms of Notices
Exhibit H-1    Form of Consent Notice
Exhibit H-2    Form of Preferential Right Notice
Exhibit I    Form of NOG Assignment
Exhibit J    Form of Post-Closing Letter Agreement
SCHEDULES:
Schedule 1.1(a)    [Reserved]
Schedule 1.1(b)    Excluded Assets
Schedule 1.1(c)    Knowledge Persons
Schedule 1.1(d)    Subject Formations
Schedule 2.4(g)(iv)    Prepaid Property Costs
Schedule 2.5(d)    Certain Property Costs
Schedule 2.8    Allocated Values
Schedule 4.4    No Conflicts
Schedule 4.5    Litigation
Schedule 4.6    Taxes
Schedule 4.7    Compliance with Laws
Schedule 4.8(a)    Material Contracts
Schedule 4.8(b)    Certain Material Contract Matters
Schedule 4.9(a)    Consents
Schedule 4.9(b)    Preferential Rights
Schedule 4.10    Outstanding Capital Commitments
Schedule 4.11    Royalties
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Schedule 4.12        Imbalances
Schedule 4.13        Wells
Schedule 4.14    Credit Support
Schedule 4.15    Environmental Matters
Schedule 4.16    Brokers Fees
Schedule 4.17    Non-Consent
Schedule 4.18    Casualty Loss and Condemnation
Schedule 4.19    Advance Payments
Schedule 4.20    Lease Status
Schedule 4.21(a)    Permits
Schedule 4.22    Payout Balances
Schedule 4.23    Surface Use
Schedule 4.25    Lease Operating Statement
Schedule 4.26    Specified Matters
Schedule 4.27    Insurance
Schedule 4.28(a)    Suspense Funds (Seller Payor)
Schedule 4.28(b)    Suspense Funds (Seller Payee)
Schedule 4.33    No Transfer
Schedule 4.35    Leased Real Property
Schedule 7.2    Operation of Business
Schedule 7.7(b)    Specified Covenants
Schedule 7.16    Contingent Leases
Schedule 7.20    Certain Seismic Licenses
Schedule 7.21(a)(1)    Description of Specified Assets
Schedule 7.21(a)(2)    AMI Area (Including Specified Assets)
Schedule 7.21(a)(3)    AMI Area (No Specified Assets)
Schedule 7.21(b)    Specified Acquisition Notice Information
Schedule 9.2(k)    Letter Agreement Individuals
Schedule 12.3(a)    Seller Indemnity Matters
Schedule PE    Permitted Encumbrances
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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of June 27, 2024 (“Execution Date”), by and among XCL AssetCo, LLC, a Delaware limited liability company, XCL Marketing, LLC, a Delaware limited liability company, Wasatch Water Logistics, LLC, a Delaware limited liability company, XCL SandCo, LLC, a Delaware limited liability company, and XCL Resources, LLC, a Texas limited liability company (collectively, “Seller,” and each individually, a “Seller Entity”), and SM Energy Company, a Delaware corporation (“Purchaser”) and solely for purposes of ratifying Sections 5.1, 5.2, 5.3, 5.4, 5.13, 7.1, 7.2, 7.7(b), 7.10, 7.18, 7.19 and 11.2(a), Northern Oil and Gas, Inc., a Delaware corporation (“Northern”), it being understood and agreed by the Parties that all references therein to Purchaser shall be deemed to also refer to Northern. Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of Seller’s right, title and interest in those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein;
WHEREAS, immediately prior to Closing, Purchaser intends to assign, pursuant to the form of Partial Assignment and Assumption Agreement attached hereto as Exhibit I, an undivided twenty percent (20%) interest in and to this Agreement to Northern Oil and Gas, Inc., a Delaware corporation (“NOG”), immediately prior to the Closing Date and, at the Closing, cause Seller to directly assign an undivided twenty percent (20%) of certain of the Assets to NOG (the “NOG Assignment”); and
WHEREAS, Seller desires to facilitate the NOG Assignment for the purposes of effectuating the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1    Certain Definitions. As used herein:
“AAA” means the American Arbitration Association.
“Accounting Principles” is defined in Section 2.5(a).
“Accounting Referee” is defined in Section 2.6(b).
“Acquisition Cost” means all actual and reasonable out-of-pocket costs and expenses incurred by or on behalf of the applicable acquiring party paid to Third Parties, including, as applicable, any lease bonus, purchase price payment, or other cash payments to the applicable seller of the Specified Asset or Post-Closing Asset, together with any land broker’s fee and commissions, title examination costs, diligence costs, attorney’s fees, recording fees, and Taxes.
“Action” means any action, claim, investigation, audit, arbitration, suit, litigation or similar legal proceeding (including any civil, criminal, administrative or appellate proceeding), arbitral action or criminal prosecution, or any appeal thereof.
“Adjusted Purchase Price” is defined in Section 2.2(a).
“Adjustment Deposit” means an amount equal to twenty five percent (25%) of the absolute value of the net adjustments to the Unadjusted Purchase Price set forth in the Preliminary Settlement Statement at Closing solely pursuant to Section 2.4(d) through Section 2.4(g)(vi).
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, with respect to Seller, “Affiliates” shall not include any private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by EnCap Investments, L.P., in each case, other than each Seller Entity and each of their respective direct and indirect subsidiaries.
“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means, with respect to the Subject Formation as to each Well and DSU set forth on Exhibit A-2 or Exhibit A-5, as applicable, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Well or DSU, as such amount shall be increased or decreased by the portion of each applicable adjustment to the Unadjusted Purchase Price under Section 2.4(a) applicable to such Well or DSU (if any); provided, however, for purposes of clarity, the foregoing adjustment shall not be made for any Defect Amounts included in the Defect Escrow Amount until such time that such Defect Amounts are finally resolved pursuant to Article 3.
“Allocation” is defined in Section 2.8.
“Alternative Financing” has the meaning specified in Section 7.17(c).
“AMI Area” means: (i) if Purchaser elects to acquire the Specified Assets pursuant to Section 7.21, the area covered by the oil and gas leases included in such Specified Acquisition and the area on Schedule 7.21(a)(2); or (ii) if Purchaser does not elect to acquire the Specified Assets pursuant to Section 7.21, or the Specified Assets are not acquired by Seller prior to Closing, the area described on Schedule 7.21(a)(3); in each case excluding any DSUs which include any Excluded Assets.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes, Post-Production Cost Sales Taxes and Transfer Taxes.
“Assets” means all of Seller’s right, title and interest in and to the following (but reserving unto Seller and expressly excluding from the “Assets” any and all Excluded Assets):
(a)    all Hydrocarbon leases, overriding leasehold royalties, leasehold reversionary interests, leasehold net profit interests, leasehold production payments, carried interests, and other royalty and other interests payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases, in each case, located within the Designated Area, including those described on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage attributable to or allocated to all or part of any Leases, together with any and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases;
(b)    any and all Hydrocarbon, water, CO2, injection, disposal or other wells producing from or located on, under, or within the lands allocated to the Leases, Mineral Interests or Units, including those described on Exhibit A-2 (the “Wells”), in each case whether producing, non-producing, shut-in, or permanently or temporarily Plugged and Abandoned;
(c)    all fee minerals, mineral servitudes and any other similar interests in, or right to produce Hydrocarbons and minerals in place, in each case, located within the Designated Area (the “Mineral Interests”);
(d)    all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Mineral Interests or Wells and the units created thereby (the “Units” and, together with the Leases, Wells and Mineral Interests, the “Oil and Gas Properties”);
(e)    all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbon inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Seller from the Oil and Gas Properties in tanks, storage facilities, trucks, trains, barges or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time (the economic transfer of which as of the Effective Time shall be made by a financial adjustment pursuant to Section 2.4(f) and the physical transfer of which shall occur on the Closing Date);
(f)    all easements, permits, licenses, servitudes, rights of way, surface leases, surface use agreements, roads, surface locations, subsurface wellbore easements and other rights to use the surface, in each case to the extent appurtenant to or otherwise used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, including the property described on Exhibit A-3 (the “Rights of Way”);
(g)    all fee surface interests described on Exhibit A-4 (the “Realty Interests”);
(h)    all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets and Well equipment (both surface and subsurface) located within the Designated Area, or that are otherwise allocated to the Leases or used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties (the “Equipment”), including the Equipment set forth on Exhibit A-6;
(i)    the sand mine described on Exhibit A-7 (the “Sand Mine”);
(j)    the salt water disposal system described on Exhibit A-8 (the “SWD System”);
(k)    all contracts, agreements, and instruments that are binding on the Oil and Gas Properties or that relate to the ownership or operation of the Oil and Gas Properties (but only to the extent applicable to the Oil and Gas Properties), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which Seller acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding (x) any contracts, agreements, and instruments included within the definition of “Excluded Assets” or (y) any Lease, Pooling Order or instrument constituting Seller’s chain of title to the Oil and Gas Properties, Rights of Way or Realty Interests (subject to such exclusions, the “Contracts”);
(l)    all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the Assets not described in this subsection (l), or the ownership or operation thereof;
(m)    to the extent assignable, all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Assumed Obligations) to the extent attributable to (i) the other Assets insofar as accruing from and after the Effective Time, or (ii) any of the Assumed Obligations;
(n)    all frac pits, frac ponds, evaporation pits and other water pits used for storage of fracture stimulation water and other associated water infrastructure that are located in the Designated Area;

(o)    all data, core, and fluid samples and other engineering, geological, or geophysical studies, including (to the extent transferrable, including for payment of a fee if Purchaser agrees in writing to pay such fee pursuant to Section 7.18) all licensed geologic and geophysical data, and any other similar information and records, in each case relating to the Oil and Gas Properties or any other Assets;
(p)    all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Assets (including from the sale of any Hydrocarbons) (i) relating to the Assumed Obligations or (ii) arising or attributable to the period of time on and after the Effective Time and related to any Asset or the ownership or operation thereof, but excluding any such properties, Assets or rights for which the Unadjusted Purchase Price is reduced (and then only to the extent of such reduction) pursuant to Section 2.4; and
(q)    subject to Section 7.13, originals (or copies if originals are not available) of the Records that relate to the Assets and are in the possession of Seller.
“Assumed Obligations” is defined in Section 12.1.
“Available Employees” is defined in Section 7.14(a).
“Available Employee List” is defined in Section 7.14(a).
“Barrel” means forty-two (42) United States standard gallons of two hundred thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.
“Black Out Period” is defined in the definition of “Marketing Period”.
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one (1) pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.
“Business Employee” means each individual who, as of the Execution Date or at any time between the Execution Date and the Closing, is employed by Seller or any Affiliate of Seller and whose primary job duties are to provide services with respect to the Assets.
“Casualty Loss” is defined in Section 7.6.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Claim Notice” is defined in Section 12.6(b).
“Closing” is defined in Section 9.1.
“Closing Certificate” means a certificate delivered by Seller or Purchaser, as applicable, at Closing, in the form of Exhibit D-1 or Exhibit D-2, as applicable.
“Closing Date” is defined in Section 9.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to the remainder of (a) Seller’s estimate of the Adjusted Purchase Price as determined pursuant to Section 2.6(a) minus (b) the Performance Deposit minus (c) the Defect Escrow Amount (if any).
“Closing Payment Excess” is defined in Section 2.6(b).
“Closing Payment Shortfall” is defined in Section 2.6(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Compliant” means, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding Seller, or, taken as a whole, omit to state any material fact regarding Seller necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Purchaser, (b) the independent auditors of Seller has not withdrawn, or have not advised Seller in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if Seller’s independent auditors have delivered an audit opinion with respect to such financial statements and the applicable Required Information has been amended), (c) Seller’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if such restatement is completed and the applicable Required Information has been amended or Seller has, or such auditors have, as applicable, publicly announced that it has concluded that no restatement shall be required, as applicable) and (d) such Required Information is not stale at any point during the Marketing Period.
“Confidentiality Agreement” means, as applicable, (a) that certain Confidentiality Agreement dated as of March 27, 2024 by and between XCL Resources Holdings, LLC and Purchaser, as amended from time to time and (b) that certain Confidentiality Agreement dated as of November 15, 2023 by and between XCL Resources Holdings, LLC and NOG, as amended from time to time.
“Consent” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authorities or any other Person which is required to be obtained, made or complied with, or otherwise applicable to, for or in connection with the sale, assignment or transfer of any Assets, in each case, in connection with the transactions contemplated hereunder.
“Contingent Lease” means the Hydrocarbon leases described on Schedule 7.16.
“Continuing Employee” is defined in Section 7.14(a).
“Contracts” is defined in subsection (k) of the definition of “Assets.”
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“Conveyances” is defined in Section 9.2(b).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Customary Consent” means any Consent from any Governmental Authority for the assignment of the Assets to Purchaser that is customarily obtained after the assignment of interests similar to the Assets.
“Cut-Off Date” means the date of the twelve (12) month anniversary of the Closing Date.
“Cure Deadline” means, (i) with respect to Title Defects, the date that is one hundred twenty (120) days after the Closing Date, and (ii) with respect to Environmental Defects, ten (10) Business Days prior to the Closing Date.
“Damages” means the amount of any actual loss, cost, costs of or amounts paid in settlement, damage, liability, penalties, fines, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of arbitrators, attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 12 or (b) any damage waived, released, or restricted under Section 13.12.
“Debt Commitment Letter” is defined in Section 5.9(b).
“Debt Documents” is defined in Section 7.17(c).
“Debt Financing” has the meaning specified in Section 5.9(b).
“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source providing a commitment pursuant to the Debt Commitment Letter or the Debt Documents (or any other commitment letter or definitive agreement in respect of any alternative debt financing) and their respective Affiliates and any arrangers under the Debt Commitment Letter, and such arranger’s, lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing. For the avoidance of doubt, “Debt Financing Source” shall include the “Commitment Parties” under and as defined in the Debt Commitment Letter but shall expressly exclude NOG and its Affiliates.
“Debt Financing Source Provisions” means Section 11.2, Section 13.10 and Section 13.17.
“Defect” means any Environmental Defect or Title Defect.
“Defect Amount” is defined in Section 3.2(d).
“Defect Deadline” is defined in Section 3.2(a).

“Defect Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.
“Defect Escrow Amount” means an amount equal to the positive remainder, if any, of (a) (i) the aggregate Defect Amounts with respect to all alleged Defects (after giving effect to Section 3.2(d)(vii), Section 3.2(f)(i) and the exclusion of any Assets subject thereto pursuant to Section 7.4 and/or Section 7.5) asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline, minus (ii) the Defect Deductible, minus (iii) the aggregate amount of all Defect Amounts with respect to any and all Defects and Defect Amounts with respect thereto that Seller and Purchaser have agreed upon prior to Closing and/or that Seller and Purchaser have agreed that Seller has cured or Remediated prior to Closing, minus (iv) the aggregate amount of all Title Benefit Amounts with respect to any and all Title Benefits and Title Benefit Amounts with respect thereto that Seller and Purchaser have agreed upon prior to Closing (provided that this clause (iv) shall only offset Defect Amounts attributable to Title Defects), plus (b) the aggregate Title Benefit Amounts with respect to all alleged Title Benefits asserted by Seller pursuant to one or more valid Title Benefit Notices prior to the Defect Deadline that Seller and Purchaser have not agreed upon prior to the Defect Deadline (provided that this clause (b) shall only offset Defect Amounts attributable to Title Defects).
“Defect Notice” is defined in Section 3.2(a).
“Defect Referee” is defined in Section 3.2(i)(i).
“Defensible Title” means title of Seller in and to the Wells and DSUs set forth on Schedule 2.8, that, as of the Effective Time and the Closing Date and subject to and except for Permitted Encumbrances, is (x) is deducible of record or, (y) if not deducible of record, title evidenced by Pooling Orders, communitization or unitization Orders or other Orders of Governmental Authorities or unrecorded instruments or elections made pursuant to joint operating agreements, pooling agreements, unitization agreements or other similar agreements, and:
(a)    as to the applicable Subject Formation, entitles Seller to receive a Net Revenue Interest as to Hydrocarbons not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Well or DSU in Schedule 2.8, throughout the duration of the productive life of such Well or DSU; except (i) any decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner in accordance with Section 7.2, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units in accordance with the terms hereof, or (iv) solely in accordance with an applicable operating agreement, any decreases required to allow other Working Interest owners to make up or settle Imbalances as set forth on Schedule 4.12;
(b)    as to the applicable Subject Formation, obligates Seller to bear a Working Interest no greater than the Working Interest shown for such Subject Formation as to such Well or DSU in Schedule 2.8 throughout the duration of the productive life of such Well or DSU, except (i) as stated in Schedule 2.8, (ii) any increases after the Execution Date resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, or (iii) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in such Subject Formation; and
(c)    is free and clear of Liens.
“Designated Area” means Duchesne and Uintah Counties, Utah.
“Development Plan” is defined in Section 7.2(a).
“Direct Claim” is defined in Section 12.6(g).
“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 4.
“Dispute” is defined in Section 13.3(a).
“Disputed Defect Matters” is defined in Section 3.2(i)(ii).
“DOJ” is defined in Section 7.7(d).
“DSU” means each designated spacing unit described on Exhibit A-5.
“DTPA” is defined in Section 13.13.
“Effective Time” means 12:01 a.m. Central Time on May 1, 2024.
“Environmental Defect” means any condition, matter, Release or Environmental Liability that is or causes a violation of any Environmental Laws with respect to Seller’s ownership or operation of the Assets (including any Release of Hazardous Substances) or that presently requires (or if known or confirmed would require) Remediation under applicable Environmental Laws and the costs thereof are chargeable to Seller’s Working Interest in an Oil and Gas Property; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM (except to the extent constituting a current violation of Environmental Laws), (b) Plugging and Abandonment obligations or liabilities (except to the extent constituting a current violation of Environmental Laws), (c) the flaring of natural gas or other gaseous Hydrocarbons (except to the extent constituting a current violation of Environmental Laws), (d) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law or (e) has been Remediated as of the Closing Date.
“Environmental Disputed Matter” is defined in Section 3.2(i)(ii).
“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials

Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all other Laws in effect as of the Execution Date addressing (a) pollution or pollution control; (b) protection of natural resources, the environment or biological resources or (c) the disposal or Release or threat of Release of or exposure to Hazardous Substances.
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.
“Environmental Referee” is defined in Section 3.2(i)(ii).
“Equipment” is defined in subsection (h) of the definition of “Assets.”
“Escrow Account” means the escrow account established in accordance with the terms hereof and the Escrow Agreement.
“Escrow Agent” means JPMorgan.
“Escrow Agreement” means that certain Escrow Agreement among the Parties and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means:
(a)    Solely to the extent that Purchaser does not acquire the Specified Assets pursuant to Section 7.21, all right, title and interest to the properties (including personal property) and any other assets described on Schedule 1.1(b);
(b)    all right, title and interest to the properties (including personal property) and assets not specifically described or included in the definition of “Assets”;
(c)    the Excluded Records;
(d)    Assets excluded from this Agreement pursuant to Section 7.4 or Section 7.5;
(e)    all trade credits, accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive prior to the Cut-Off Date, but excluding in each case the Suspense Funds or any other amounts for which the Unadjusted Purchase Price is adjusted upwards pursuant to Section 2.4 or to the extent pertaining to amounts actually paid or payable by Purchaser as part of the Assumed Obligations;
(f)    except to the extent pertaining to any Assumed Obligations, all indemnity rights, rights under any Contracts and all claims of Seller or any Affiliate of Seller against any Third Party to the extent related or attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify any member of the Purchaser Group under Article 12 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);
(g)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(h)    any (A) offices or office leases that are not located within the Designated Area and (B) any personal property (other than the Records) located in any offices or offices leases;
(i)    all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive prior to the Cut-Off Date, except (i) proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(f)(iii) and (ii) the Hydrocarbons expressly identified in subsection (e) of the definition of “Assets”;
(j)    any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes or Post-Production Cost Sales Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time;
(k)    all claims, rights and interests of Seller or any Affiliates of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time, in each case, except as provided in Section 7.6 and except to the extent related to the Assumed Obligations;
(l)    all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, responsible for under Section 2.4 and until the Cut-Off Date (but excluding any such rights pertaining to amounts for which the Unadjusted Purchase Price is adjusted upward pursuant to Section 2.4 or to the extent pertaining to amounts actually paid or payable by Purchaser as part of the Assumed Obligations);

(m)    whether or not relating to the Assets, master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; in each case, other than those specifically set forth on Schedule 4.8(a) or pertaining to any work order set forth on Schedule 4.8(a), subject to any applicable transfer restrictions set forth therein;
(n)    all Third Party COPAS reimbursement payments owed or payable to Seller attributable to any periods of time prior to Closing
(o)    all Hedges; and
(p)    all Contingent Leases, to the extent the Parties do not mutually agree to include the Contingent Leases as “Assets” pursuant to Section 7.16.
“Excluded Information” means (A) any information regarding any projections, ownership or an as-adjusted capitalization table, (B) any pro forma financial information or statements, (C) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Debt Financing Sources or their counsel, (D) risk factors relating to all or any component of the Debt Financing or the pro forma capital structure, (E) other information customarily excluded from a Rule 144A offering memorandum for private placements of non-convertible high yield debt securities or (F) any financial statements other than the Seller Financial Statements.
“Excluded Records” means any and all:
(a)    copies of the Records that relate to any Excluded Assets (originals of such Records shall be included in the Assets);
(b)    copies of any records and information that Seller is entitled to copy hereunder (including under Section 7.13);
(c)    corporate, financial, Income Tax, and legal data and Records of Seller that relate primarily to Seller’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of Seller and any Affiliate of Seller other than the exploration and production of Hydrocarbons;
(d)    data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;
(e)    legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions covering the Oil and Gas Properties;
(f)    data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Seller or any of the Assets,

including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, but excluding any Contracts containing confidentiality, non-disclosure or similar covenants or obligations entered into between Seller or any Affiliate of Seller and any Third Party relating to the marketing process and potential sale of the Assets, in each case, to the extent Seller may assign such Contracts without the prior consent of, or notice to, the counterparty thereto (provided, that Purchaser shall keep confidential, and not disclose to any Third Party, the names of the counterparties to any such Contract or the existence or terms thereof except to the extent required to enforce Purchaser’s rights thereunder against such counterparty);
(g)    all employee records and personnel files;
(h)    any reserve reports, valuations and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Oil and Gas Properties, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties;
(i)    all data, core and fluid samples and other engineering, geological or geophysical studies (to the extent the same cannot be transferred or for which Purchaser has not agreed in writing to pay the applicable transfer fee);
(j)    data and records to the extent relating to the other Excluded Assets; and
(k)    emails and similar electronic files, except to the extent a Record is only available in such email or other similar electronic files, then such email or other similar electronic files shall be considered a Record.
“Execution Date” is defined in the introductory paragraph hereof.
“Fee Letter” is defined in Section 5.9(b).
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes
“Fraud” means, any actual and intentional fraud by a Party with respect to the making of the representations and warranties of such Party set forth in Article 4 or Article 5, as applicable, or any certificate delivered pursuant to this Agreement; provided that such actual and intentional fraud of such Party shall only be deemed to exist if, in the case of Seller, those Persons named on Schedule 1.1(c) and, in the case of Purchaser, Purchaser had actual Knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made in Article 4 or Article 5, as applicable, or any certificate delivered pursuant to this Agreement, were actually and materially false when made, with the express intention that the other Party rely thereon to such other Party’s detriment and the other Party did so justifiably rely thereon and suffered actual damage as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“FTC” is defined in Section 7.7(d).
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 through Section 4.3, Section 4.4(a) and Section 4.32, (including the corresponding representations and warranties given in the certificates delivered by Seller at Closing pursuant to Section 9.2(f)).
“Funding Requirements” is defined in Section 5.9(a).
“Good and Marketable Title” means record or beneficial title or interest that is free and clear of any Lien or defect in title (other than a Permitted Encumbrance) as is sufficient to enable Seller to own, operate and maintain all Realty Interests and Rights of Way as applicable, in all material respects in the ordinary course of business and consistent with past business practices, and in compliance with applicable Laws.
“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.
“Governmental Authority” means any court, tribunal, arbitrator or arbitral body (whether public or private), authority, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power, specifically including the Ute Tribe Employment Rights Office.
“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or any other material, substance or waste defined as “solid waste”, “hazardous waste,” “hazardous substance,” “hazardous material”, or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law, including hazardous substances under CERCLA and petroleum and petroleum byproducts, asbestos, and asbestos containing material, polychlorinated biphenyls, lead, toxic mold and per- and polyfluoroalkyl substances.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates or the Oil and Gas Properties are bound.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of all applicable waiting periods under the HSR Act with respect to this Agreement and the transactions contemplated hereby.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, processing agreements, and/or gathering or transportation agreements.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.
“Indemnified Person” is defined in Section 12.6(a).
“Indemnifying Party” is defined in Section 12.6(a).
“Individual Defect Threshold” means, either the Individual Environmental Defect Threshold or the Individual Title Defect Threshold, as the context requires.
“Individual Environmental Defect Threshold” means an amount equal to Two Hundred Thousand Dollars ($200,000.00).
“Individual Title Defect Threshold” means an amount equal to Three Hundred Thousand Dollars ($300,000.00).
“Interest Reduction” is defined in subsection (a) in the definition of “Permitted Encumbrances.”
“Knowledge” means, with respect to (a) Seller, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.1(c), and (b) Purchaser, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.1(c).
“Labor Agreements” is defined in Section 4.29.

“Laws” means all laws (including common law), acts, statutes, rules, regulations, ordinances, orders (excluding Pooling Orders), decrees, writs, awards, ordinances, requirements, judgments, injunctions, codes and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.
“Leased Real Property” means as to each Seller Entity, all of such Seller’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by such Seller, in each case, other than any Oil and Gas Properties, Permits, Rights of Way, the Sand Mine, and the SWD System.
“Leases” is defined in subsection (a) of the definition of “Assets.”
“Lien” means any lien, mortgage, pledge, charge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.
“Marketing Period” means the first period of ten (10) consecutive Business Days after the Effective Time and throughout which (a) Purchaser shall have received the Required Information and the Required Information is Compliant, and (b) nothing has occurred and no condition exists that would reasonably be expected to cause any other condition set forth in Article 8 to fail to be satisfied, assuming that the Closing Date were to be scheduled at any time during such ten (10) consecutive Business Day period; provided, however, that the Marketing Period shall exclude the days from and including July 3, 2024, to and including July 5, 2024 and September 2, 2024 (the “Black Out Period”). Notwithstanding anything to the contrary contained herein, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such ten (10) consecutive Business Day period (i) Seller indicates its intent to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the applicable Seller Entities have announced that they have concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new ten (10) consecutive Business Day period or (ii) the Required Information is not Compliant throughout and on the last day of such ten (10) consecutive Business Day period (it being understood and agreed that to the extent prior to the end of the Marketing Period Seller obtains knowledge that such Required Information is no longer Compliant pursuant to the definition of “Compliant,” then Seller will promptly notify the Purchaser of such non-compliance and use commercially reasonable efforts to supplement the Required Information such that the Required Information (upon taking into account such supplementation) is Compliant pursuant to the definition of “Compliant”).
“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Assets as currently operated as of the Execution Date or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include a material adverse effect resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any areas where the Assets are located; (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) Casualty Losses or acts of God, including hurricanes, tornados, meteorological events, and storms; (v) orders, acts, or failures to act of Governmental Authorities (except to the extent directly resulting from any action taken, or failure to take any action required to be taken, by Seller or its Affiliates); (vi) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vii) any reclassification or recalculation of Hydrocarbon reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles; (ix) effects or changes that are cured by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise permitted or prescribed hereunder; (xii) natural declines in well performance; (xiii) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 in compliance with the terms thereof; or (xiv) any matters, facts, or disclosures set forth in the Disclosure Schedules as of the Execution Date; except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i), (ii), (iii) and (viii) above materially and disproportionately affect the Assets as compared to similarly situated properties or owners or operators thereof.
“Material Contract” means, to the extent binding on the Oil and Gas Properties (or Purchaser’s ownership thereof after Closing) or any other Asset, any Contract that is one or more of the following:
(a)    any Contract (other than joint operating agreements, unit operating agreements, or pooling agreements) that can reasonably be expected to result in payments by, or revenues to, Seller of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year or One Million Dollars ($1,000,000) in the aggregate over the term of the Contract;
(b)    Contracts with any (x) Affiliate of Seller, (y) Seller Parent, or (z) or any subsidiary of Seller Parent (other than a Seller Entity), in each case, that will not be terminated on or prior to Closing;
(c)    Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons or produced or fresh water produced from the Oil and Gas Properties that (i) are not cancellable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on at least ninety (90) days prior written notice, or (ii) obligate Seller by virtue of any material call options, options to purchase, take or pay payment, advance payment, production payment, or other similar material payment (other than Royalties established in any Leases or any such obligations reflected on Exhibit A-1) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(d)    to the extent currently pending, Contracts of Seller to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets after Closing, but excluding right of reassignment upon intent to abandon any such Asset;
(e)    any Contract that constitutes a farmout agreement, farmin agreement, joint development agreement, joint operating agreement, participation agreement, partnership agreement, joint venture agreement, carried interest agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement, drilling agreement, or similar agreement;
(f)    any Contract that (A) constitutes an existing area of mutual interest agreement, mutual interest agreements, or similar agreement or (B) includes non-competition restrictions, non-solicitation obligations or similar restrictions on doing business;
(g)    any Labor Agreement;
(h)    any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;
(i)    to the extent Seller is a party thereto (or bound thereby), any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Seller or any Affiliate of Seller will have any material outstanding obligation after the date of this Agreement;
(j)    any Contract that relates to the prior acquisition or disposition of any Assets with respect to which Seller has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing, unless there is a pending claim under any such indemnity that would be binding on Purchaser or the Asset after Closing);
(k)    any Contract that is a seismic or other geophysical licensing agreement pertaining to the Assets;
(l)    Contracts that would obligate Purchasers (if Closing were to occur) to drill additional wells or conduct material operations on the Assets after closing;
(m)    any Contract (1) for which the primary purpose is to indemnify another Person or (2) guaranteeing any payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed;
(n)    Contracts that provide for an irrevocable power of attorney that will remain in effect after Closing;
(o)    any material Contracts (other than operating permits, certificates, or other Contracts required under applicable Law to own or operate Tribal Leases) with the Ute Tribe; and
(p)    Contracts for the gathering, treatment, processing, storage, disposal, or transportation (including rail car transportation or rail car leasing) of Hydrocarbons or produced or fresh water that (i) contain guaranteed or minimum throughput, minimum volume, acreage dedication, volume dedication or similar requirements or (ii) that are not cancellable without penalty on ninety (90) days or less prior written notice.
“Mineral Interests” is defined in subsection (c) of the definition of “Assets”.
“MMBtu” means one million (1,000,000) BTU.
“Net Revenue Interest” means, with respect to any Well or DSU, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Well or DSU, after giving effect to all Royalties.
“NOG” is defined in the Recitals.
“NOG Assignment” is defined in the Recitals.
“Non-Recourse Person” is defined in Section 13.11.
“NORM” means naturally occurring radioactive material, radon gas and asbestos.
“Notice” is defined in Section 13.1.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Properties” is defined in subsection (d) of the definition of “Assets.”
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Other Sources” means cash on hand at Purchaser and any other financing source immediately available to Purchaser to the extent funding is available thereunder on terms and conditions that are no less favorable to Purchaser than the terms and conditions described in the Debt Commitment Letter (taking into account any “flex” provisions) as of the date hereof.
“Outside Date” is defined in Section 11.1(b).
“Party” or “Parties” is defined in the introductory paragraph hereof.
“Performance Deposit” is defined in Section 2.3(a).
“Permits” is defined in Section 4.21.
“Permitted Encumbrances” means any or all of the following:
(a)    all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest in the applicable Subject Formation as to any Well or DSU set forth on Schedule 2.8, below that shown in Schedule 2.8, for such Well or DSU and (ii) increase Seller’s Working Interest in the applicable Subject Formation as to any Well or DSU set forth on Schedule 2.8, above that shown in Schedule 2.8, to greater than the Working Interest in the applicable Subject Formation for such Well or DSU set forth in Schedule 2.8 (unless Seller’s Net Revenue Interest with respect to such Well or DSU, with respect to the Subject Formation for such Well or DSU, is greater than the Net Revenue Interest for such Well or DSU as set forth on Schedule 2.8, in the same or greater proportion as such increase in such Working Interest) (each of clauses (i) and (ii), an “Interest Reduction”);

(b)    the terms of any Contract described on Schedule 4.8(a), Lease, or Right of Way, to the extent the same do not, individually or in the aggregate, (i) materially impair the ownership, operation, or use of the Oil and Gas Properties (as currently owned, operated or used as of the Effective Time) or (ii) result in an Interest Reduction;
(c)    all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets, or (ii) Consents, notice requirements and similar restrictions;
(d)    Liens created under the terms of the Leases, Rights of Way, Realty Interests or the Contracts, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate Actions, and if so contested, are set forth on Schedule PE;
(e)    Liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business, and if so contested, are set forth on Schedule PE;
(f)    to the extent not currently triggered or triggered as of the Defect Deadline, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(g)    any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent such does not materially impair the operation, use or value of the Oil and Gas Properties (as currently owned, operated or used as of the Effective Time);
(h)    all applicable Laws and rights reserved to or vested in any Governmental Authorities: (i) to control or regulate any of the Assets in any manner; (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto; (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iv) to use any property in a manner which does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time; or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or Permit;
(i)    rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation for each Well, each DSU set forth on Exhibit A-5, or (ii) common owner of any interest in Rights of Way or Realty Interests currently held by Seller and such common owner as tenants in common or through common ownership or by contract to the extent such rights under (i) or (ii) do not (A) materially impair the operation, or use of the Oil and Gas Properties (as currently owned, operated or used as of the Effective Time) or (B) result in an Interest Reduction;
(j)    except to the extent such delay or failure could reasonably be expected to result in a Third Party’s superior claim of title to the affected Well or DSU, any (i) failure of the records of any Governmental Authority (including the State of Utah, BLM, BIA and the Ute Tribe) to reflect Seller as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; (ii) failure to record Leases, Rights of Way or Realty Interests issued by any Governmental Authority (including the State of Utah, BLM, BIA and any applicable the Ute Tribe) in the real property, conveyance, or other records of the county in which such Leases, Rights of Way or Realty Interests are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority (including the State of Utah, BLM, BIA and the Ute Tribe) that issued any such Lease, Right of Way or Realty Interest; or (iii) delay or failure of any Governmental Authority (including the State of Utah, BLM, BIA and the Ute Tribe) to approve the assignment of any Oil and Gas Property to Seller or any predecessor in title to Seller, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, unless such (1) approval has been expressly denied or rejected in writing by such Governmental Authority or (2) assignment has not been approved by written consent or written resolution of both the Ute Tribe and the Ute Distribution Corporation, to the extent such approvals would be applicable;
(k)    any other Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in Seller’s files or of record or (ii) references to any document if a copy of such document is not in Seller’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;
(l)    lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, communitization pooling or operating agreements, unit designations, joint operating agreement, spacing orders, or production or drilling units not yet obtained, formed, or created;
(m)    lack of any permits, easements, rights of way, pooling or operating agreements, unit designations, joint operating agreement, spacing orders, or production or drilling units that have been filed or requested by or with any Governmental Authority but not yet been approved or issued, unless such Governmental Authority has expressly in writing rejected or denied such permits, easements, rights of way, pooling or operating agreements, unit designations, joint operating agreement, spacing orders, or production or drilling units;
(n)    any Liens, defects, irregularities, or other matters (i) expressly set forth and described in reasonable detail on Schedule PE, or (ii) that are expressly waived in writing by Purchaser (or that have been fully and finally discharged at no cost to Purchaser or the Purchaser Group), at or prior to Closing;
(o)    the terms and conditions of this Agreement, or any other Transaction Document;
(p)    Liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Seller or such Person received any written notice of default under any such mortgage, deed of trust or similar instrument;
(q)    Defects solely based on lack of a division order unless such lack could reasonably be expected to result in a Third Party’s superior claim of title to the affected Well or DSU; or
(r)    (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) to the extent the same does not, individually or in the aggregate result in an Interest Reduction, or (ii) failure to obtain waivers of maintenance of uniform interest or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset unless there is an outstanding and pending, unresolved Action from a Third Party with respect to the failure to obtain such waiver;
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Phase I” is defined in Section 7.1(a).
“Phase II” is defined in Section 7.1(a).
“Plan” shall mean: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in clause (a) above.
“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way, Realty Interests and Contracts.
“Pooling Order” means any forced pooling orders pending or issued by the applicable Governmental Authority which are applicable to Seller’s interest in any Well or DSU.
“Post-Closing Letter Agreement” means each of the letter agreements by and between Purchaser, on the one hand, and each of the individuals listed on Schedule 9.2(k), on the other hand, each in substantially the form attached as Exhibit J.
“Post-Production Cost Sales Taxes” means any sales, use or similar taxes that are imposed on or with respect to services, the costs of which such services are or were actually taken into account as gathering, processing and transportation costs in the application of Section 2.4(g)(i).
“Preferential Rights” means any preferential purchase rights, rights of first refusal, preemptive rights or similar rights held by Third Parties that are triggered or required in connection with the sale of the Assets contemplated hereby.
“Preliminary Settlement Statement” is defined in Section 2.6.
“Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments), Third Party overhead costs and expenses and capital expenditures (including broker fees, costs of drilling and completing Wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets, but excluding (without limitation) all costs and expenses or Damages attributable to (a) personal injury or death attributable to Seller’s operation of the Assets prior to the Effective Time, (b) disposal of Hazardous Substances off-site of the Assets by Seller prior to the Effective Time, (c) obligations with respect to Imbalances, (d) obligations to pay Working Interests, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (e) except as set forth on Schedule 4.13(a), Plugging and Abandonment obligations, (f) except as set forth on Schedule 4.10 or Schedule 7.2, obligations to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (g) obligations to Remediate Environmental Defects and Environmental Liabilities imposed under Environmental Laws with respect to the Assets, (h) costs incurred to cure or remediate title matters, including Title Defects, or environmental matters, including Environmental Defects; (i)  any Asset Taxes, Income Taxes, and Transfer Taxes, (j) obligations to pay bonuses, broker fees and other Lease acquisition costs; (k) any general and administrative and/or overhead costs of Seller or its Affiliates (other than COPAS overhead costs charged to any Seller by Third Party operators in respect of the Assets under any applicable Contracts, which costs shall constitute Property Costs), and (l) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (l), whether such claims are made pursuant to contract or otherwise.
“Public Transportation Statement” is defined in Section 7.10.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Group” is defined in Section 12.3.
“Purchaser’s Representatives” is defined in Section 7.1(a).
“R&W Conditional Binder” means the conditional binder attached hereto as Exhibit H.
“R&W Insurance Policy” means an insurance policy to be issued by the R&W Insurer and to be bound for the benefit of Purchaser in accordance with the R&W Conditional Binder. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Conditional Binder.
“R&W Insurer” means QBE Specialty Insurance Co.
“Realty Interests” is defined in subsection (g) of the definition of “Assets.”
“Reasonable Documentation” means with respect to any Defect asserted by Purchaser:
(a)    A copy of any available title opinion or landman’s title report associated with the interest attributable to such Title Defect;
(b)    A reasonably detailed description of the relevant document to the extent the alleged Defect is a document;
(c)    A reasonably detailed description of the applicable deed or assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in Seller’s chain of title;
(d)    A copy of the Phase I (or if applicable, Phase II) relied upon by Purchaser describing in reasonable detail the Defect, to the extent the alleged Defect is an Environmental Defect; or
(e)    Any other non-privileged documents in Purchaser’s possession and reasonably necessary for Seller and any Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) in Purchaser’s possession or control and relied upon by Purchaser to identify the existence of and Defect Amount with respect to such alleged Defect.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, surveys, production records, engineering files, and environmental records, but excluding, however, in each case, the Excluded Records.
“Records Period” is defined in Section 7.19.
“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, emptying, escaping, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.
“Relevant Area” is defined in Section 5.13.
“Remediate” means any and all remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws and/or by a Governmental Authority to fully cure or remove an Environmental Defect or Environmental Liability, including a Release or a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems, where such permanent or non-permanent remedies or actions are appropriate and allowed under applicable Environmental Laws and by Governmental Authorities with jurisdiction. The terms “Remediation” and “Remediated” shall have their correlative meanings.
“Required Consent” means any Consent that expressly provides in the applicable agreement, Lease or contract that (i) (a) any purported assignment in the absence of such consent first having been obtained is void, invalid, or unenforceable against such lessor or other Person, (b) the Person holding the right may terminate the applicable lease, permit, contract, or other instrument creating Seller’s rights in the affected Asset, or (c) the Person holding the right may seek liquidated damages or (ii) solely with respect to Leases, is expressly denied in writing; provided, however, “Required Consent” shall not include (a) any Consent that cannot be unreasonably withheld, conditioned or delayed (unless such Consent implicates clause (i) or, in the case of a Lease, implicates subclause (ii) above) and (b) any other Customary Consents.
“Required Information” means (a) all information and data regarding Seller of the type and in the form customarily included in offering or syndication documents used to syndicate credit facilities or Rule 144A offerings of non-convertible securities of the type to be included in the Debt Financing, including the Seller Financial Statements, (b) a reserve report relating to the assets of Seller as of December 31, 2023 prepared or audited by an independent petroleum engineering firm, and (c) all other reasonably requested financial, operating and oil and gas reserve data and other information relating to Seller for periods or as of dates prior to the Closing of the type and form reasonably and customarily included with respect to acquirees in the same business as Seller in the documents necessary to execute the Debt Financing or any other Rule 144A offering of non-convertible debt securities or that would be reasonably necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and independent reserve engineers and customary legal opinions in connection therewith.
“Rights of Way” is defined in subsection (f) of the definition of “Assets.”
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.
“Sand Mine” is defined in subsection (j) of the definition of “Assets.”
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Seismic License” is defined in Section 7.20(a).
“Seller” or “Seller Entity” is defined in the introductory paragraph hereof.
“Seller Financial Statements” means complete and accurate copies of (i) the audited consolidated financial statements of Seller including the consolidated statements of financial position as of each of December 31, 2023, December 31, 2022 and December 31, 2021 and the related statements of operations and cash flows for the twelve (12) month period ended as of such dates, together with all related notes thereto and accompanied by reports thereon of Seller’s independent auditor and (ii) unaudited consolidated financial statements of Seller including the consolidated statements of financial position for each fiscal quarter (other than the fourth quarter of any fiscal year) ended since the last audited financial statements and at least sixty (60) days prior to the Closing Date and the related statements of operations and cash flows for the three (3), six (6) or nine (9)-month period then ended, as applicable.
“Seller Group” is defined in Section 12.2.
“Seller Parent” means XCL Resources Holdings, LLC.
“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, $1.02/MMBtu, (b) in the case of crude oil, $61.99/Barrel and (c) in the case of in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $61.99/Barrel, as applicable.
“Specified Acquisition” is defined in Section 7.21(a).
“Specified Acquisition Notice” is defined in Section 7.21(b).
“Specified Acquisition Price” is defined in Section 7.21(b).
“Specified Assets” is defined in Section 7.21(a).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Courts” is defined in Section 13.17.
“Subject Formation” means:
(a)    for each producing (or capable of producing) Well with a positive Allocated Value, the depth at which such Well is completed; and
(b)    for each DSU with a positive Allocated Value, the formations identified on Schedule 1.1(d).
“Suspense Funds” means any and all Royalties and other amounts held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds.
“SWD System” is defined in subsection (j) of the definition of “Assets.”
“Target Closing Date” is defined in Section 9.1.
“Tax Contest” is defined in Section 10.6.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed, or required to be filed, with a Governmental Authority with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated, or other tax, including any interest, penalty or addition thereto.
“Termination Date” is defined in Section 11.1.
“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.
“Third Party Claim” is defined in Section 12.6(c).
“Title Benefit” means the title of Seller which, as of the Closing Date:
(a)    as to the Subject Formation, entitles Seller to receive a Net Revenue Interest of any Well or DSU set forth on Schedule 2.8, greater than the Net Revenue Interest shown in Schedule 2.8, for such Well or DSU, except as otherwise stated in Schedule 2.8; or
(b)    as to the Subject Formation, obligates Seller to bear a Working Interest with respect to any Well or DSU set forth on Schedule 2.8, that is less than the “working interest” percentage shown in Schedule 2.8, with respect to such Well or DSU, except (i) as stated in Schedule 2.8, as applicable, and (ii) decreases that are accompanied by no less than a proportionate increase in Seller’s Net Revenue Interest.

“Title Benefit Amount” is defined in Section 3.2(e).
“Title Benefit Notice” is defined in Section 3.2(b).
“Title Defect” means any individual Lien, obligation, burden, encumbrance, defect or other condition, including a discrepancy in Net Revenue Interest or Working Interest that results in the failure of Seller to have Defensible Title to any individual Well or individual DSU set forth on Exhibit A-2, Exhibit A-5 or Schedule 7.16, as applicable; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is required by applicable Law; (b) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession of heirship or estate proceedings, unless affirmative evidence shows that such failure or omission results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (c) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (d) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, unless such failure results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (e) any defect arising from any Lease having no pooling provision or requiring consent to drill a production sharing well, or an inadequate horizontal pooling provision and such Lease has been otherwise pooled by separate agreement or statute; (f) any gap in the chain of title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet, (g) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, or which has existed for more than ten (10) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (h) any burden, or defect based solely on the existence of prior oil and gas leases that have actually terminated but are not surrendered or released of record; (i) any defect arising from any change in applicable Law after the Execution Date; (j) any Lien, obligation, burden, defect, or loss of title resulting from Seller’s conduct of business in compliance with this Agreement; (k) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (l) any Lien, obligation, burden or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent of cessation of production, insufficient production or failure to conduct operations is conclusively shown to exist for more than six (6) consecutive months (unless the express terms of the Lease specify a shorter time period) during the ten (10) year period immediately prior to the Execution Date and is such that it has given rise to the right of the lessor or other Third Party to terminate the underlying Lease, evidence of which shall be included in a Defect Notice; (m) any Lien, obligation, burden, or defect arising from any Lien created by a mineral owner that has been subordinated to the lessee’s interest; (n) any defects or irregularities in acknowledgements unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (o) any defects arising from lack of an affidavit of identity or the need for one if the relevant

Person’s name is readily apparent unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (p) any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s competing claim of title to the Assets; (q) any defect arising from the failure of any non-participating royalty owners or non-executive mineral interest owners to ratify a unit or Lease unless such failure results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Asset; or (r) any defects or irregularities resulting from Liens, mortgages, deeds of trust or other encumbrances that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation.
“Title Disputed Matter” is defined in Section 3.2(i)(ii).
“Title Referee” is defined in Section 3.2(i)(ii).
“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement, (d) the Transition Services Agreement and (e) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.
“Transfer Taxes” is defined in Section 10.2.
“Transition Services Agreement” means that certain transition services agreement to be executed by Seller and Purchaser as of the Closing Date, substantially in the form attached hereto as Exhibit F.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of Treasury under the Code.
“Tribal Leases” means those Leases set forth on Schedule 4.9(a) to which a tribe or tribal entity (other than the United States Bureau of Indian Affairs) is a lessor party thereunder.
“Unadjusted Purchase Price” is defined in Section 2.2(a).
“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the Subject Formation with respect to the applicable properties and assets (whether tangible or intangible, real or personal).
“Union” means a union, works council, labor organization, or other certified representative of employees.
“Units” is defined in subsection (d) of the definition of “Assets.”
“Utah Employee” is defined in Section 7.14(a).
“Ute Tribe” means Ute Indian Tribe of the Uintah and Ouray Reservation.
“VDR” means that certain virtual data room referred to as “XCL (Spring 2024)” hosted by Jefferies and available at https://secure.smartroom.com/app/main/#/Smart2235524.
“Wells” is defined in subsection (b) of the definition of “Assets.”
“XCL-WEM Tax Partnership Allocation” is defined in Section 2.8.

“Working Interest” means, with respect to any Well or DSU, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Well or DSU required to be borne with respect thereto, but without regard to the effect of any Royalties.
“XCL-WEM Tax Partnership” means that arrangement classified as a partnership for U.S. federal Income Tax purposes described in the XCL-WEM Tax Partnership Agreement.
“XCL-WEM Tax Partnership Agreement” means that certain Exhibit B (Tax Partnership Provisions of the XCL-WEM Tax Partnership) attached to and made part of that certain Drilling and Financing Agreement between XCL AssetCo, LLC and WEM Uintah III, LLC entered into and effective as of January 1, 2022, as amended or amended and restated.
Section 1.2    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (k) all references to “Dollars” means United States Dollars; (l) references to “days” shall mean calendar days, unless the term “Business Days” is used; (m) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (n) any reference in this Agreement to “made available” to Purchaser or its Representatives means a document or other item of information that was provided or made available to Purchaser or its Representatives in the VDR or otherwise at least one day prior to execution of this Agreement.
ARTICLE 2

PURCHASE AND SALE
Section 2.1    Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.
Section 2.2    Purchase Price.
(a)    The purchase price for the Assets shall be Two Billion Five Hundred Fifty Million Dollars ($2,550,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).
Section 2.3    Deposit.
(a)    Within one (1) Business Day of the Execution Date, Purchaser will deposit with the Escrow Agent an amount equal to five percent (5%) of the Unadjusted Purchase Price (together with any interest and investment income earned thereon, the “Performance Deposit”) via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement, such Performance Deposit to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement.
(b)    In the event that Closing occurs, then on the Closing Date the entirety of the Performance Deposit shall be applied as a credit towards the Adjusted Purchase Price and shall be disbursed as provided in Section 9.2(j) and Section 9.3(j), and a portion of the Performance Deposit equal to the Adjustment Deposit shall remain deposited at Closing with the Escrow Agent. The Adjustment Deposit shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of Section 2.6(b) and the Escrow Agreement.
(c)    If for any reason this Agreement is terminated in accordance with Section 11.1, then the Performance Deposit shall be disbursed as provided in Section 11.2 and the Escrow Agreement.
Section 2.4    Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:
(a)    decreased in accordance with Section 3.2(g) with respect to Defects;
(b)    decreased in accordance with Section 7.4 with respect to Required Consents;
(c)    decreased in accordance with Section 7.5 with respect to any applicable Preferential Rights;
(d)    decreased by the amount of all Suspense Funds;

(e)    adjusted for Asset Taxes as follows:
(i)    increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 10.1 but paid or otherwise economically borne by Seller; and
(ii)    decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 10.1 but paid or otherwise economically borne by Purchaser;
(f)    adjusted for Imbalances, Hydrocarbon inventory and Hydrocarbons in tanks, storage, trucks, trains and barges, in each case, excluding linefill and tank bottoms, as of the Effective Time as follows:
(i)    decreased by the aggregate amount owed by Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price);
(ii)    increased by the aggregate amount owed to Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price); and
(iii)    unless Seller receives proceeds from the sale of such Hydrocarbons, increased by the aggregate amount equal to Seller’s share of any merchantable Hydrocarbons in tanks, storage facilities, trucks, trains, barges produced from or credited to the Oil and Gas Properties as of the Effective Time based upon the quantities in tanks, storage facilities, trucks, trains, or barges (excluding linefill and tank bottoms) as of the Effective Time as measured by and reflected in Seller’s records multiplied by the applicable actual Settlement Price for such Hydrocarbons;
(g)    without prejudice to Seller’s rights under Article 12, adjusted for proceeds and other income, receivables, Property Costs, and other costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) attributable to the Assets as follows:
(i)    decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Seller:
(A)    amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties paid or paid on behalf of Seller, (2) gathering, processing, and transportation costs (including Post-Production Cost Sales Taxes) paid in connection with sales of Hydrocarbons, and (3)Property Costs that are deducted by the applicable purchasers of production); and
(B)    other income earned with respect to the Assets that is attributable to periods from and after the Effective Time (provided that for purposes of this Section 2.4(g)(i)(B), no adjustment shall be made for funds received by Seller for the account of any Third Party and to which Seller does not become entitled prior to the Cut-Off Date);
(ii)    increased by an amount equal to the amount of all Property Costs which are incurred and actually paid by or on behalf of Seller or any Affiliate of Seller in connection with the ownership and operation of any Assets from and after the Effective Time (including any and all such costs borne by Seller or its Affiliates that are chargeable to the

Working Interest of Third Party non-operators with respect to the applicable operations), except in each case any costs already deducted in the determination of proceeds in Section 2.4(g)(i);
(iii)    decreased by an amount equal to the amount of all Property Costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) attributable to the ownership and operation of the Assets during any period of time prior to the Effective Time that are paid or economically borne by Purchaser;
(iv)    increased by the amount of all prepaid Property Costs (including prepaid insurance costs, cash calls to Third Party operators and Royalties) incurred and actually paid by or on behalf of Seller and attributable to periods from and after the Effective Time (and prorated to the extent attributable to both the periods prior to and Effective Time), in each case, to the extent set forth on Schedule 2.4(g)(iv);
(v)    increased by an amount set forth on Exhibit A-6 for tubing casing, inventory, equipment and materials listed thereon to the extent such tubing, casing inventory, equipment and materials are utilized in connection with the operation of the Assets between the Effective Time and Closing and constitutes a Property Cost for which the Unadjusted Purchase Price is increased under Section 2.4(g).
(vi)    increased by the amount of a non-COPAS overhead and general and administrative reimbursement fee equal to One Million Dollars ($1,000,000.00) per month for each calendar month between the Effective Time and the Closing Date, with such amount pro-rated for any partial months; and
(vii)    increased or decreased, as applicable, by any other amounts expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Purchaser.
Section 2.5    Procedures.
(a)    The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(b) shall be determined in accordance with COPAS and to the extent consistent with COPAS, United States generally accepted accounting principles using the accrual method of accounting, as consistently applied (the “Accounting Principles”).
(b)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.
(c)    For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.7, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(d)    Surface use or damage fees and other Property Costs that are paid annually, as described on Schedule 2.5(d), shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(e)    After Closing, Seller shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4; provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable, or any compromise of any audit claims to which Purchaser would be entitled, without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.
(f)    “Earned” and “incurred,” as used in Section 2.4(b) and Section 2.7, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.
Section 2.6    Closing Payment and Post-Closing Adjustments.
(a)    Not later than ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that Seller designates and nominates to receive the Closing Payment and (iii) the wiring instructions for all such payments and disbursements; Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within five (5) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Seller, absent manifest error, will be used to adjust the Unadjusted Purchase Price at Closing.
(b)    As soon as reasonably practicable after the Closing, but no later than the later of (i) one hundred twenty (120) days following the Closing Date and (ii) five (5) Business Days after the date the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i), Seller shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment (which Adjusted Purchase Price and calculation shall exclude the Defect Escrow Amount, which shall be maintained and disbursed in accordance with the terms of Section 3.2(i)). Seller shall make reasonable documentation available to support the final figures.

As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made in such final settlement statement. Any changes not so specified in such written report shall be deemed waived and Seller’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Purchaser fails to timely deliver a written report to Seller containing changes Purchaser proposes to be made to the final settlement statement, the final settlement statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. Seller may deliver a written report to Purchaser during the same thirty (30) day period reflecting any changes that Seller proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final settlement statement of the Adjusted Purchase Price no later than forty-five (45) days following Purchaser’s receipt of Seller’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.6 to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.6(b). If the Parties are unable to mutually agree upon an Accounting Referee, then the Houston office of the AAA shall choose such Accounting Referee. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Accounting Referee’s determination, based on materials submitted to the Accounting Referee as described above and not by independent review, shall be made within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and shall be limited to selecting either Seller’s position or Purchaser’s position on each disputed amount. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of the Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.6) or penalties to any Party with respect to any matter. The fees, costs and expenses of the applicable Accounting Referee shall be borne by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the applicable Accounting Referee bears to the amount actually contested by such Party with respect to all applicable disputed matters. Each Party shall pay its own legal fees and other costs of presenting its case to the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s fifteen (15) day review period without delivery of any written report and (ii) the date on which the Parties or the Accounting Referee finally determine the

Adjusted Purchase Price, (A) in the event (1) the Adjusted Purchase Price exceeds (2) the Closing Payment plus the Performance Deposit plus the Defect Escrow Amount (if any) (a “Closing Payment Shortfall”), then Purchaser and Seller shall (x) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the entirety of the Adjustment Deposit and (y) Purchaser shall pay to Seller the amount of such Closing Payment Shortfall, or (B) in the event (1) the Closing Payment plus the Performance Deposit plus the Defect Escrow Amount (if any) exceeds (2) the Adjusted Purchase Price (a “Closing Payment Excess”), Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to (x) Purchaser from the Adjustment Deposit the amount of such Closing Payment Excess (not to exceed the amount of the Adjustment Deposit), and (y) Seller the remainder of the Adjustment Deposit after application of clause (x) (if any), as applicable. Notwithstanding anything herein to the contrary, any adjustments to the Unadjusted Purchase Price payable to Purchaser pursuant to this Section 2.6(b) shall be satisfied exclusively out of the Adjustment Deposit.
(c)    Purchaser shall reasonably assist Seller in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.6(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Seller (and in Purchaser’s or its Affiliates’ possession) to facilitate such process post-Closing.
(d)    All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.
Section 2.7    Costs and Revenues.
(a)    With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:
(i)    Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(f)(iii) or otherwise included in the Assets until the Cut-Off Date, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties prior to the Effective Time, which amounts are received prior to, on, or after Closing, and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on, or after Closing.
(ii)    Seller shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to Seller’s interests in the Assets incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date.
(iii)    Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(g)(i), Purchaser shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time, which amounts are received prior to, on, or after Closing, and to all other income earned with respect to the Assets from and after the Effective Time and received prior to, on, or after Closing.
(iv)    Purchaser shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) (A) all Property Costs incurred from and after the Effective Time, and (B) all costs described in Section 2.7(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date.
(b)    Without duplication of any adjustments made pursuant to Section 2.4(b), (i) should Purchaser or any Affiliate of Purchaser receive after Closing but before the Cut-Off Date any proceeds or other income to which Seller is entitled under Section 2.7(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (ii) should Seller or any Affiliate of Seller receive after Closing any proceeds or other income to which Purchaser is entitled under Section 2.7(a), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(c)    Without duplication of any adjustments made pursuant to Section 2.4(b), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing but before the Cut-Off Date any Property Costs for which Seller is responsible under Section 2.7(a), Purchaser shall be reimbursed by Seller promptly after Seller’s receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should Seller, or any Affiliate of Seller, pay after Closing but before the Cut-Off Date any Property Costs for which Purchaser is responsible under Section 2.7(a), Seller shall be reimbursed by Purchaser promptly after Purchaser’s receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(d)    Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.7(a), to the extent such amounts have not been paid on or before the Cut-Off Date.
(e)    Until the expiration of the Transition Services Agreement, Purchaser shall exercise all rights of set-off and netting under applicable Contracts in order to recoup for the benefit of Seller, and Seller shall be entitled to receive and retain, all proceeds or other income earned from the sale of Hydrocarbon production attributable to co-working interest owners for all un-reimbursed Pre-Effective Time Property Costs borne or paid by Seller or its Affiliates that are chargeable to the Working Interest of such co-working interest owners. Following the expiration of the Transition Services Agreement, Seller shall no longer be entitled to any such rights of netting and set-off, and shall no longer be entitled to receive and retain the proceeds therefor.
Section 2.8    Allocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets and the XCL-WEM Tax Partnership, and further, among the assets of the XCL-WEM Tax Partnership, in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values (the “Allocation”). The initial draft of the Allocation shall be prepared by Purchaser and shall be provided to Seller within thirty (30) days after the date on which the final settlement statement is finally determined pursuant to

Section 2.6. Purchaser and Seller shall cooperate in good faith to resolve any disputed items within thirty (30) days of Seller receiving the draft Allocation. If the Parties are not able to agree on the portion of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes to be allocated to the XCL-WEM Tax Partnership (and among the assets of XCL-WEM Tax Partnership) (the “XCL-WEM Tax Partnership Allocation”), the Parties shall submit any disputed items relating thereto to the Accounting Referee in accordance with the procedures of Section 2.6(b). The Parties shall request that the Accounting Referee make a decision with respect to all such disputed items within forty-five (45) days after the submission of such items to the Accounting Referee, and in any event as promptly as practicable. The Accounting Referee’s final determination with respect to such matters shall be set forth in a written statement by the Accounting Referee delivered simultaneously to Seller and Purchaser and shall, absent manifest error, be final, conclusive and binding on the Parties. With respect to the XCL-WEM Tax Partnership Allocation and the remainder of the Allocation to the extent the Purchaser and Seller reach an agreement with respect to such remainder of the Allocation, Purchaser and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (a) update the Allocation in accordance with Sections 751, 755 and 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement and (b) report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and Seller shall timely file with the IRS, unless otherwise required by a final determination within the meaning of Section 1313 of the Code; provided, however, that (A) if Seller and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith (other than with respect to the XCL-WEM Tax Partnership Allocation) and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
Section 2.9    Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided, that, other than with respect to withholding Taxes owed as a result of the failure of any Seller Entity to deliver the form described in Section 9.2, Purchaser will, prior to any deduction or withholding, use commercially reasonable efforts to notify Seller of any anticipated withholding, and reasonably cooperate with Seller and its Affiliates to minimize the amount of any applicable withholding to such affected Person. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS
Section 3.1    Title and Environmental Matters. Without limitation of Purchaser’s rights under the R&W Insurance Policy, the conditions to closing set forth in Article 8, and the rights and remedies set forth in Article 11, this Article 3 sets forth Purchaser’s sole and exclusive remedy against any member of the Seller Group with respect to (A) any Defect, (B) the failure of Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise) and (C) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances or any other environmental condition with respect to the Assets.
Section 3.2    Defects; Adjustments.
(a)    Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to Seller on or before 5:00 p.m. Central Time on the date that is sixty (60) days after the Execution Date (the “Defect Deadline”); provided that Purchaser shall undertake commercially reasonable efforts to provide to Seller weekly written updates (which may be amended or supplemented by a Defect Notice) that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided, further, that Purchaser’s failure to provide such preliminary notice with respect to any Defect shall not prejudice or restrict in any respect Purchaser’s right to subsequently assert such Defect in an Defect Notice on or before the Defect Deadline. In order to be a valid Defect Notice as to each alleged Defect, each such notice shall be in writing and must include:
(i)    a description of the alleged Defect;
(ii)    the Well or DSU and Subject Formation(s) subject to such alleged Defect;
(iii)    the Allocated Value of the Well or DSU subject to such alleged Defect;
(iv)    Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;
(v)    all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives possession or reasonable control and relied upon by Purchaser in supporting Purchaser’s assertion and claim of such alleged Defect; and
(vi)    with respect to any alleged Environmental Defect, reference to the specific section of any applicable Environmental Laws (or permits thereunder), if known, that Purchaser alleges have been violated or that Purchaser believes require Remediation with respect to the applicable Assets as of the Effective Time.
WITHOUT LIMITATION OF PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, AND SUBJECT TO THE CONDITIONS TO CLOSING SET FORTH IN ARTICLE 8, AND THE RIGHTS REMEDIES SET FORTH IN ARTICLE 11), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT

NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(a) (PROVIDED THAT, WITH RESPECT TO THE ITEMS SET FORTH IN SECTION 3.2(a)(vi), SUCH DEFECT NOTICE SHALL BE DEEMED TO HAVE SATISFIED THE REQUIREMENTS SET FORTH THEREIN IF THE SAME COMPLIES WITH SUCH PROVISION IN ALL MATERIAL RESPECTS).
(b)    Notice of Title Benefits. As a condition to Seller asserting any claim with respect to any alleged Title Benefit, should Seller discover any Title Benefit at any time on or prior to the Defect Deadline, Seller may promptly, but in no event later than the Defect Deadline, deliver to Purchaser a written notice (each a “Title Benefit Notice”) which shall include:
(i)    a description of the alleged Title Benefit;
(ii)    the Well or DSU and the Subject Formation(s) subject to such alleged Title Benefit;
(iii)    the Allocated Value of the Well or DSU subject to such alleged Title Benefit;
(iv)    such Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which such Seller’s estimate is based;
(v)    supporting documents reasonably necessary for the other Party and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or investigate the existence of the alleged Title Benefit; and
(vi)    SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT SENT TO PURCHASER ON OR BEFORE THE DEFECT DEADLINE A VALID NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(B) (PROVIDED THAT, WITH RESPECT TO THE ITEMS SET FORTH IN SECTION 3.2(B)(V), SUCH BENEFIT NOTICE SHALL BE DEEMED TO HAVE SATISFIED THE REQUIREMENTS SET FORTH THEREIN IF THE SAME COMPLIES WITH SUCH PROVISION IN ALL MATERIAL RESPECTS).
(c)    Option to Cure Defects. Seller shall have the right, but not the obligation to attempt, at Seller’s sole cost, to cure or remove, on or prior to the applicable Cure Deadline any alleged Defects asserted in a Defect Notice; provided, however, with respect to any Title Defects that remain uncured as of the Closing, Seller shall be deemed to have elected to cure such Title Defects after Closing unless Seller provides Purchaser written notice indicating otherwise. Alleged Defects shall be deemed to have been cured or removed if Seller and Purchaser agree that, or if there has been a final determination pursuant to Section 3.2(i) that (i) with respect to Title Defects, that the DSUs or Wells, affected by such alleged Defect are free of such Defect as of the applicable Cure Deadline, or (ii) with respect to Environmental Defects, such Environmental Defect has been Remediated as of the applicable Cure Deadline. If any asserted Defect is not cured or removed, or if Seller and Purchaser cannot agree as to whether such Defect has been cured, Remediated, or removed, and it is finally determined by the applicable Defect Referee in accordance with Section 3.2(i) that such Defect is not cured, Remediated, or removed by the Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Defect Amounts.
(d)    Defect Amounts. The diminution of value of the Assets attributable to any valid Defect (the “Defect Amount”) as to the applicable Asset affected by such Defect shall be determined as follows:
(i)    if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount;
(ii)    if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount with respect to the applicable Well or DSU shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Well or DSU;
(iii)    if a Title Defect as to the Subject Formation affecting any Well or DSU represents a negative discrepancy between (A) the actual Net Revenue Interest for the Subject Formation as to such Well or DSU and (B) the “Net Revenue Interest” percentage stated on Schedule 2.8, for such Subject Formation as to such Well or DSU, and the Working Interest attributable to the Asset(s) affected by such Title Defect has been proportionately reduced, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Well or DSU multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the “Net Revenue Interest” percentage stated on Schedule 2.8 as applicable, for such Subject Formation as to such Well or DSU minus (b) the actual Net Revenue Interest as to the Subject Formation as to such Well or DSU, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Schedule 2.8 as applicable, for the Subject Formation as to such Well or DSU; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated in Schedule 2.8 as applicable for the Subject Formation as to such Well or DSU throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall take into account the applicable time period only;
(iv)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to a Well or DSU of a type not described in Section 3.2(d)(i) through Section 3.2(d)(ii), the Defect Amount shall be determined by taking into account the Allocated Value of the Well or DSU so affected, the portion of Seller’s interest in the Subject Formation as to such Well or DSU affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the Subject Formation as to such Well or DSU, the values placed upon the Title Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s Working Interest, and such other reasonable factors as are necessary to make a proper evaluation and determination of such value;
(v)    if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated cost to Remediate the Asset subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with and in compliance with applicable

Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the lowest-cost manner reasonably available (provided that such non-permanent remedies fully cure or remove the Defect and are appropriate and allowed under applicable Environmental Laws and by Governmental Authorities with jurisdiction); provided, however, that such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (C) overhead costs of Purchaser or its Affiliates, and (d) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;
(vi)    the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(vii)    notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Title Defects with respect to each Well or DSU shall not exceed the Allocated Value of the same (after giving effect to any applicable adjustments due to prior Defects).
(e)    Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(i)    if a Title Benefit applicable to any Subject Formation as to any Well or DSU represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Formation as to such Well or DSU and (B) the Net Revenue Interest percentage stated on Schedule 2.8, as applicable, for such Subject Formation as to such Well or DSU, and in such case there is a proportionate increase in the actual Working Interest with respect to the applicable Subject Formation as to such Well or DSU, as applicable, from the Working Interest stated on Schedule 2.8 for Seller with respect to such Subject Formation or for such Well or DSU, as applicable, then the Title Benefit Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Well or DSU multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the actual Net Revenue Interest of such Subject Formation as to such Well or DSU minus (b) the Net Revenue Interest percentage stated on Schedule 2.8, as applicable, for such Subject Formation as to such Well or DSU, and the denominator of which is (y) the Net Revenue Interest percentage stated on Schedule 2.8, as applicable, for such Subject Formation as to such Well or DSU; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Schedule 2.8, as applicable, for such Subject Formation as to such Well or DSU throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and

(ii)    if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Well or DSU so affected, the portion of Seller’s interest in the Well or DSU affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Well or DSU, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation and determination of such value.
(f)    Individual Defect Thresholds and Defect Deductible; Individual Title Benefit Threshold and Title Benefit Deductible. Notwithstanding anything to the contrary in this Agreement:
(i)    Except as otherwise provided in this Section 3.2(f), there shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Environmental Defect as to any Asset to the extent that the finally determined or agreed Defect Amount for such Environmental Defect as to such Asset is less than the applicable Individual Defect Threshold (it being agreed that the applicable Individual Defect Threshold represents a threshold and not a deductible);
(ii)    There shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) in respect of Title Defects for any individual Well or individual DSU that is affected by a Title Defect if the finally determined or agreed aggregate Defect Amounts for all Title Defects as to such individual Well or individual DSU is less than the applicable Individual Defect Threshold (it being agreed that the applicable Individual Defect Threshold represents a threshold and not a deductible); provided that, for the avoidance of doubt, (i) the Defect Amount of all Title Defects applicable to any individual Well or individual DSU shall be aggregated for purposes of determining whether the Individual Defect Threshold has been met or exceeded, and (ii) to the extent a single Title Defect affects multiple Wells or DSUs, the Defect Amount attributable to an individual Well or individual DSU affected by such Title Defect shall be aggregated with all Defect Amounts for all other Title Defects applicable to such individual Well or individual DSU for purposes of determining whether the Individual Defect Threshold with respect to such individual Well or individual DSU has been met or exceeded, but in no event shall the Defect Amount for a Title Defect applicable to an individual Well or individual DSU be aggregated with any Defect Amount for the same Title Defect to the extent applicable to a different Well or different DSU;
(iii)    With respect to all valid and finally determined or agreed Defects with respect to an Asset, Oil and Gas Property or DSU where the finally determined or agreed Defect Amount thereof exceeds the applicable Individual Defect Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate of all finally determined or agreed Defect Amounts with respect thereto exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (it being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold);
(iv)    notwithstanding anything herein to the contrary, the Individual Defect Threshold and the Defect Deductible shall not apply to any recourse for any claim made hereunder (including the assertion of a Title Defect for such matter) that would constitute a breach of the representations in Section 4.24;
(v)    the Parties agree that for purposes of calculating the Individual Defect Threshold pursuant to this Section 3.2(f), if an Environmental Defect which is not a physical condition affects multiple properties or Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or the failure to prepare and file the same type of plan (including spill, prevention, control, and countermeasure plans) reports or other regulatory filings), then the Defect Amounts associated with such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Defect Threshold; and
(g)    Sole and Exclusive Remedies for Defects. Subject to Section 3.2(i) and Seller’s right to cure or Remediate any Defects and/or dispute the existence of a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated on or prior to the Cure Deadline (subject to Purchaser’s right to dispute the validity of such cure or Remediation), then:
(i)    subject to satisfaction of the applicable Individual Defect Threshold and Defect Deductible pursuant to Section 3.2(f), all Assets, Oil and Gas Properties or DSUs subject to any Defects shall be conveyed to Purchaser at Closing and the Unadjusted Purchase Price shall be decreased by the sum of (x) the aggregate finally determined or agreed Defect Amounts attributable to all such finally determined or agreed Defects hereunder (but only to the extent such aggregate sum with respect to such Defects exceeds the Defect Deductible, it being the intention of the Parties that the Defect Deductible constitutes a deductible and not a threshold) minus (y) solely with respect to any Defects that are Title Defects the aggregate finally determined or agreed Title Benefit Amounts attributable to all such finally determined or agreed Title Benefits hereunder.
(ii)    notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), Seller shall have the right, but not the obligation, to elect in writing delivered to Purchaser on or prior to the Closing Date, to exclude from the transactions contemplated hereunder the Oil and Gas Properties and/or DSUs subject to any alleged Title Defect (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Assets) to the extent the alleged Defect Amount thereof equals or exceeds eighty-five percent (85%) of the Allocated Value of such Well and/or DSU and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(b) and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets.
(h)    Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, the sole and exclusive remedy of Seller with respect to all finally determined or agreed Title Benefit Amounts attributable to all finally determined or agreed Title Benefits shall be to offset the amount of all finally determined or agreed Defect Amounts attributable to Title Defects for purposes of calculating the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.2(g)(i) and may not result in any standalone adjustment.
(i)    Disputed Defects.
(i)    Seller and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure thereof). If Seller and Purchaser are unable to agree on the validity and determination of any Title Benefit, Title Benefit Amount, Defect or Defect Amount (or the cure thereof) prior to the Closing Date, then Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement and the affected Asset(s) subject to such Defects shall nonetheless be conveyed to Purchaser at Closing.
(ii)    If Seller and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, Remediation, or amount of (A) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or associated Defect Amounts (each, a “Title Disputed Matter”) by the date that is ten (10) Business Days after the expiration of the applicable Cure Deadline, or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects (each, an “Environmental Disputed Matter” and together with the Title Disputed Matters, the “Disputed Defect Matters”) by the Closing Date, then, subject to Section 3.2(c), Section 3.2(f) and Section 3.2(g), all such Disputed Defect Matters shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following (1) the expiration of the applicable Cure Deadline, each of Seller and Purchaser shall submit in writing its proposed resolution of each Title Disputed Matter to a neutral title attorney with at least ten (10) years’ experience in oil and gas titles in the state of Utah and mutually acceptable to Seller and Purchaser, or absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Title Referee”) and (2) the Closing Date, each of Seller and Purchaser shall submit in writing its proposed resolution of each Environmental Disputed Matter to a neutral nationally recognized independent environmental consulting firm mutually acceptable to Seller and Purchaser or, absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). If the Defect Referee is not agreed upon during the ten (10) Business Day period described above, then the deadline for either Party to submit its written proposal with respect to the applicable Disputed Defect Matters shall be tolled until ten (10) Business Days after the applicable Defect Referee is appointed. The Defect Referee shall not have worked as an employee, contractor or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.
(iii)    Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to such Defect Referee only the documents and materials described in this Section 3.2(i)(iii), as applicable (it being the intention of the Parties that any Party submitting a Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Defect Referee the information, reports, opinions and materials included with or provided as part of such Defect Notice or Title Benefit Notice):

(A)    each Defect Notice and all documentation provided therewith with respect to each disputed Defect;
(B)    each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;
(C)    such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure or Remediation of each disputed Defect or the Defect Amount assigned thereto by Purchaser in any Defect Notice, together with Seller’s good faith estimate of the Defect Amount, if any, with respect to each such disputed Defect;
(D)    such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit; and
(E)    this Article 3, Exhibit A-2, Exhibit A-5, Schedule 7.16 and Schedule 2.8, together with any definitions of terms used in this Article 3 and such Exhibits and Schedule, but no other provisions of this Agreement.
(iv)    There shall be a single arbitration proceeding for all Title Disputed Matters properly submitted to the Title Referee and a single arbitration proceeding for all Environmental Disputed Matters properly submitted to the Environmental Referee. Each arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2. The applicable Defect Referee’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Neither Purchaser nor Seller may have any ex parte communications with the applicable Defect Referee’s determination of the applicable Disputed Defect Matters. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, Purchaser may not submit any evidence, records, materials, data or information that was not included in a valid Defect Notice delivered to Seller by the Defect Deadline and neither Purchaser nor Seller shall submit any evidence, records, material, data or information that was not included in Seller’s or Purchaser’s initial written submission to the applicable Defect Referee. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers and environmental consultants.
(v)    In rendering his or her award, the applicable Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the Disputed Defect Matters. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any Disputed Defect Matters and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of

Article 3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 to resolve any Disputed Defect Matter in accordance with this Section 3.2 and shall not award damages, interest, or penalties to any Party with respect to any matter. The fees, costs and expenses of the applicable Defect Referee shall be borne by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the applicable Defect Referee bears to the amount actually contested by such Party with respect to all applicable disputed matters. Each Party shall pay its own legal fees and other costs of presenting its case.
(vi)    Promptly, but in no event later than three (3) Business Days after such Disputed Defect Matter(s) has been mutually agreed by the Parties or finally determined by a Defect Referee, the Parties shall deliver joint written instructions directing the Escrow Agent to disburse from the Escrow Account the Title Benefit Amount or Defect Amount with respect thereto to the Party entitled to such amount pursuant to the terms of this Agreement, together with any interest accrued on such amount under the terms of the Escrow Agreement.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 4 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each Seller Entity jointly and severally represents and warrants to Purchaser on the Execution Date the matters set out in this Article 4; provided, however, that Seller makes no representations or warranties as to the Specified Assets or any Specified Acquisition.
Section 4.1    Existence and Qualification. Each Seller Entity is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified.
Section 4.2    Power. Each Seller Entity has the limited liability company power, authority, and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of each Seller Entity. This Agreement has been duly and validly executed and delivered by each Seller Entity (and all Transaction Documents required to be executed and delivered by each Seller Entity at Closing shall be duly and validly executed and delivered by such Seller Entity) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of each Seller Entity, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at Law).
Section 4.4    No Conflicts. Except as set forth on Schedule 4.4, any Consents set forth on Schedule 4.9 and any Permitted Encumbrances, and/or as required by the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents, and performance of the terms and conditions hereof and thereof by each Seller Entity, and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with, violate or result in a breach under any provision of any Governing Documents of such Seller Entity, (b) result in (with or without the giving of notice, or passage of time or both) the creation of any material Lien on the Assets, (c) result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller Entity is a party or by which such Seller Entity or the Assets are bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate any judgment, order, ruling, or decree applicable to such Seller Entity as a party in interest, (e) require that any Consents be obtained, made or complied with, (f) violate any Laws applicable to such Seller Entity or by which any of the Assets owned by such Seller Entity are bound or affected, or (g) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which such Seller is a party or which affects any of the Assets owned by the Seller Entities, except in each case of the foregoing clauses (b) through (e) for any matters that do not result in a Material Adverse Effect.
Section 4.5    Litigation. Except (a) as set forth on Schedule 4.5, and except with respect to any Action filed or threatened in writing by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder, there are no Actions currently pending before any Governmental Authority or, to such Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against such Seller Entity or its Affiliates (a) with respect to the Assets owned by such Seller, (b) that challenges the validity or enforceability of the obligations of such Seller Entity under this Agreement, or (c) that seeks to prevent, delay, or otherwise would reasonably be expected to adversely affect the consummation by such Seller Entity of the transactions contemplated hereby or thereby.
Section 4.6    Taxes. Except as set forth on Schedule 4.6:
(a)    All material Asset Taxes that have become due and payable have been duly and timely paid.
(b)    All material Tax Returns with respect to Asset Taxes required to be filed have been timely filed and all such Tax Returns are true, correct and complete in all material respects.
(c)    There are no Liens on any of the Assets attributable to Taxes other than Permitted Encumbrances.

(d)    No audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened.
(e)    There are no (i) waivers of any statute of limitations in respect of Asset Taxes currently in effect, (ii) extensions of time for the assessment or payment of any Asset Taxes in effect, and (iii) agreements, rulings or technical advice memoranda with, or issued by, any Governmental Authority to Seller with respect to Asset Taxes.
(f)    None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than, in each case, the limited liability company agreement of a Seller Entity or its regarded owner and the XCL-WEM Tax Partnership Agreement).
(g)    With respect to the XCL-WEM Tax Partnership:
(i)    all material Taxes owed by the XCL-WEM Tax Partnership that have become due and payable have been duly and timely paid;
(ii)    all income and other material Tax Returns required to be filed by the XCL-WEM Tax Partnership have been timely filed and all such Tax Returns are true, correct and complete in all material respects;
(iii)    no Tax audit, litigation or other proceeding with respect to the XCL-WEM Tax Partnership is being conducted or is presently pending, and neither Seller nor the XCL-WEM Tax Partnership has received written notice of any pending claim against the XCL-WEM Tax Partnership (which remains outstanding) from any applicable Governmental Authority for the assessment of Taxes and, to Seller’s Knowledge, no such claim has been threatened;
(iv)    there are no (i) waivers of any statute of limitations in respect of Taxes currently in effect, (ii) extensions of time for the assessment or payment of any Taxes in effect, and (iii) agreements, rulings or technical advice memoranda with, or issued by, any Governmental Authority to the XCL-WEM Tax Partnership with respect to Taxes;
(v)    the XCL-WEM Tax Partnership will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any (i) change in a method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date, (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iii) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date;

(vi)    the XCL-WEM Tax Partnership has not been a party to a “listed” transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2) or any predecessor thereto (or any similar provision of state, local or non-U.S. Tax Law);
(vii)    the XCL-WEM Tax Partnership is, and has since its formation been, properly classified as a partnership for U.S. federal (and applicable state and local) income tax purposes; and
(viii)    the capital accounts of the partners in the XCL-WEM Tax Partnership are balanced within the meaning of Section 7.2 of the XCL-WEM Tax Partnership Agreement.
(h)    All material amounts required to be remitted pursuant to any applicable escheat or unclaimed property Law with respect to the Assets have been remitted to the applicable Governmental Authority in accordance with applicable Law.
Section 4.7    Compliance with Laws. Except as set forth on Schedule 4.7 (a) such Seller Entity’s ownership and operation of the Assets is, and has been for the last two (2) years, in compliance with all applicable Laws in all material respects other than for matters that have been resolved, and (b) neither such Seller Entity, nor any of their respective Affiliates have received any written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law or that it is under investigation by any Governmental Authority for potential material non-compliance with any applicable Laws.
Section 4.8    Material Contracts.
(a)    Schedule 4.8(a) sets forth a list of all Material Contracts as of the Execution Date.
(b)    Except as set forth on Schedule 4.8(b), (i) each Material Contract of such Seller Entity is in full force and effect and constitutes a legal, valid and binding obligation of such Seller Entity that is a party to such Material Contracts and to the Knowledge of such Seller Entity, each other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) and/or equity (regardless of whether enforceability is considered in an Action at Law or in equity), (ii) neither such Seller Entity, nor, to the Knowledge of such Seller Entity, any other Person, is in material breach or material default under any Material Contract, in each case, that would allow for the termination or modification of, or enforcement of any rights under, such Contract or subject such Seller Entity to any material losses, (iii) no written notice to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part) has been received or delivered by such Seller Entity under any such Material Contract, the final resolution of which is outstanding and (iv) no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by such Seller Entity under any Material Contract or, to the Knowledge of such Seller Entity, any other party to such Material Contract.

(c)    Except for termination of any applicable Material Contract at or prior to the Closing pursuant to the express terms of this Agreement or any such Material Contract expires at the end of its term (or renewal period) in accordance with its terms, each Material Contract of such Seller Entity is a valid and binding obligation of such Seller Entity, and is in full force and effect in all material respects and enforceable in accordance with its terms against such Seller Entity, to such Seller Entity’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) and/or equity (regardless of whether enforceability is considered in an Action at Law or in equity).
(d)    Complete and accurate copies of all Material Contracts (and all amendments and modifications thereto) have been made available to Purchaser prior to the Execution Date.
Section 4.9    Consents and Preferential Rights. Except for filings required under the HSR Act and Customary Consents and:
(a)    except as set forth on Schedule 4.9(a), no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any of the Transaction Documents or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby; and
(b)    except as set forth on Schedule 4.9(b), there are no Preferential Rights applicable to or triggered by the sale or transfer of the Assets of such Seller Entity contemplated by this Agreement.
Section 4.10    Outstanding Capital Commitments. Except as set forth on Schedule 4.10, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation that are binding on Seller or the Oil and Gas Properties and that Seller reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of Five Hundred Thousand Dollars ($500,000.00) (net to Seller’s Working Interests in such Oil and Gas Properties).
Section 4.11    Royalties and Working Interest Payments. Except as set forth on Schedule 4.11, all material Royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets payable by such Seller Entity have been properly and timely paid in all material respects, or are being held by such Seller Entity as Suspense Funds, in each case, in material compliance with applicable Laws, the terms of the Leases or applicable Contracts, and to the extent and only to the extent related to periods in which such Seller Entity owned such Oil and Gas Properties prior to the Execution Date.
Section 4.12    Imbalances. Except as set forth on Schedule 4.12 or for which the Unadjusted Purchase Price shall be adjusted under Section 2.4(f), as of April 30, 2024, there are no material Imbalances as of the date set forth on Schedule 4.12.

Section 4.13    Wells.
(a)    Except as described on Schedule 4.13(a), there are no Wells operated by such Seller Entity or, to the Knowledge of such Seller Entity, any other Well, (i) with respect to which there is an unresolved order for which such Seller Entity has received unresolved notice from any Governmental Authority requiring that such well be Plugged and Abandoned or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, Contract or Leases, that has not been Plugged and Abandoned in accordance with such applicable Contracts, Laws, and Leases;
(b)    Except as described on Schedule 4.13(b), all Wells operated by such Seller Entity (or, to the Knowledge of such Seller Entity, any other Well) in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Contracts, and Laws;
(c)    Except as described on Schedule 4.13(c), there are no Assets that have been plugged, dismantled or abandoned by such Seller Entity (or, to the Knowledge of such Seller Entity, any other Third Party operator), in each case, in a manner that does not comply in all material respects with applicable Leases, Contracts, and Laws; and
Section 4.14    Credit Support. Schedule 4.14 sets forth a complete and accurate list of all Credit Support provided by or on behalf of Seller in support of the obligations of Seller to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets.
Section 4.15    Environmental Matters. Except as set forth in Schedule 4.15:
(a)    there are no Actions pending or, to the Knowledge of such Seller Entity, threatened against such Seller Entity (or to the Knowledge of such Seller Entity, any Third Party operator of the Assets) relating to any violation or material breach of, or material liability under, any Environmental Laws with respect to the Assets or against the Assets;
(b)    such Seller Entity has not (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets has not) entered into any agreements, consents, orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws that relates to the use of the Assets or that requires any material Remediation;
(c)    such Seller Entity has not (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets has not) received any written notice, reports, order or directive from any Governmental Authority or other Person relating to a material violation of, or material liability under, Environmental Laws, including any of the foregoing asserting that any of the Assets owned or operated by such Seller Entity is the subject of any material Remediation, removal, clean-up, response action, enforcement action or order regarding any material actual or alleged presence or Release of Hazardous Substances that has not been finally resolved under Environmental Laws;
(d)    the Assets are and such Seller Entity, with respect to the Assets, is, and for the last two (2) years has been (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets is, and for the last two (2) years has been), in compliance in all material respects with Environmental Laws, which compliance includes and for the last two (2) years has included, obtaining, maintaining and complying in all material respects with all permits, licenses, approvals and other authorizations required under Environmental Laws;
(e)    there has been no Release of or, to the Knowledge of Seller, exposure to Hazardous Substances that has given or would to give rise to a material liability of such Seller Entity, with respect to the Assets, or the Assets under Environmental Laws;
(f)    such Seller Entity has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material liability of any other Person under Environmental Laws or relating to Hazardous Substances; and
(g)    as of Closing, such Seller Entity has made available to Purchaser copies of all material environmental reports, audits and assessments related to the Assets.
Section 4.16    Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller or any member of the Seller Group for which Purchaser or any of its Affiliates (including the Seller Group following the Closing) shall have any responsibility.
Section 4.17    Non-Consent Operations. Except as set forth on Schedule 4.17, or as reflected in the before and after payout Working Interest and Net Revenue Interest set forth on Schedule 2.8, as applicable, as of the Execution Date, Seller has not declined to participate in any current operation proposed with respect to the Assets that would result in forfeiture of any Assets or the incurrence of a penalty as a result of such election not to participate in such operation.
Section 4.18    Casualty Loss and Condemnation. As of the Execution Date, there are no pending or, to such Seller Entity’s Knowledge, threatened Casualty Loss with respect to any Assets of such Seller Entity with damages estimated to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such Casualty Losses, net to the interest of Seller. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, of such Seller Entity by reason of condemnation or eminent domain. Except as set forth in Schedule 4.18, to such Seller’s Knowledge, there has been no damage to any material assets or properties of such Seller Entity not covered by insurance since the Effective Time.
Section 4.19    Advance Payments. Except as set forth in Schedule 4.19 and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 4.12, (a) with respect to any of the Assets operated by such Seller Entity, none of the Seller Entities, or (b) with respect to any of the Assets not operated by such Seller Entity, to the Knowledge of Seller, none of the Seller Entities, in either case, is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, to gather, deliver, process or transport Hydrocarbons, produced water, or freshwater, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

Section 4.20    Lease Status.
(a)    Except as set forth on Schedule 4.20(a), all bonuses, rentals and other similar payments due under the Leases operated by Seller have been properly and timely paid in accordance with the terms of such Leases;
(b)    Except as set forth on Schedule 4.20(b), (i) as of the Execution Date, no Seller Entity has received any unresolved written notices alleging any material default or breach under any Lease by such Seller Entity or, to such Seller’s Knowledge, their predecessors in interest, and (ii) no such Seller Entities are and, to such Seller Entities’ Knowledge as of the Execution Date, no other party to any Lease, is in material default or breach of the terms, provisions or conditions of the Leases;
(c)    Except as set forth on Schedule 4.20(c), as of the Execution Date, no Seller Entity has received written notice from a lessor, of any requirements or demands to drill additional wells on any of the Lease, as applicable, which requirements or demands have not been resolved;
(d)    Except as set forth on Schedule 4.20(d), as of the Execution Date, no Seller Entity has received any unresolved written notice seeking to terminate any of the Leases;
(e)    Except as set forth on Schedule 4.20(e), none of the Leases contain express provisions obligating such Seller Entity to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions);
(f)    Except as set forth on Schedule 4.20(f), except for Leases that are held by production or being maintained by continuous drilling or operations clauses, none of the Leases set forth in Exhibit A-1 has a primary term that will expire (or that will require a payment to extend) on or before the twelve (12) month anniversary of the Execution Date; and
(g)    Except as set forth on Schedule 4.20(g), (i) no Lease operated by such Seller Entity is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) to such Seller Entity’s Knowledge as of the Execution Date, no Lease in which such Seller Entity owns an interest, and which is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.
Section 4.21    Permits. As of the Execution Date, except as set forth on Schedule 4.21(a) such Seller Entity has, in all material respects, all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities (“Permits”) as are necessary to own and operate the Assets of such Seller Entity. Except as set forth on Schedule 4.21(a), each such Permit is in full force in effect, and such Seller Entity is in material compliance with all obligations under such Permits.
Section 4.22    Payout Balances. Schedule 4.22 sets forth all of the Wells of such Seller Entity that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), and to such Seller’s Knowledge, Schedule 4.22 sets forth the status of any “payout” balance as of the applicable dates set forth therein.

Section 4.23    Surface Use. Except as set forth on Schedule 4.23, none of the Leases, Contracts or Surface Rights and Rights of Way of such Seller Entity are subject to or contain any restrictions on the use by such Seller Entity of the surface, in connection with Hydrocarbon operations, that would materially and adversely affect the operation of the Assets of such Seller Entity as currently owned and operated.
Section 4.24    Special Warranty of Title. Seller represents and warrants (a) Defensible Title to each of the Wells and DSUs and (b) Good and Marketable Title to the Rights of Way and Realty Interests, in each case, unto Purchaser against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.
Section 4.25    Lease Operating Statements. The information set forth in the lease operating statements with respect to the Oil and Gas Properties owned by such Seller Entity set forth in Schedule 4.25 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.
Section 4.26    Specified Matters. Except as set forth on Schedule 4.26, there are no losses or liabilities incurred by, suffered by or owing by such Seller Entity as of the Closing caused by, arising out of, or resulting from the following matters to the extent attributable to the ownership, use or operation of the Assets:
(a)    except with respect to any Casualty Losses, any Third Party injury or death or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Assets of such Seller Entity prior to the Closing Date;
(b)    any material civil fines or penalties or criminal sanctions imposed on such Seller Entity, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law);
(c)    any transportation or disposal of Hazardous Substances (or arrangement for transportation or disposal of Hazardous Substances) from any Asset to a site that is not an Asset prior to Closing that is (or if known, would be) in material violation of applicable Environmental Law or that has given or would give rise to a material liability under applicable Environmental Law; and
(d)    the Excluded Assets.
Section 4.27    Insurance. Set forth on Schedule 4.27 is, as of the Execution Date, a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance held by, or maintained for the benefit of, any Seller Entity. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 4.27. No Seller Entity is in default under any provisions of any such insurance policy in any material respect, nor has any Seller Entity received written notice of cancellation of any insurance policy, nor has any

Seller Entity failed to timely report any material claim or reportable incident under such insurance policies. Prior to the Execution Date, Seller has provided to Purchaser complete and accurate copies of each policy set forth on Schedule 4.27 (including any amendments or supplements thereto).
Section 4.28    Suspense Funds.
(a)    Schedule 4.28(a) lists all Suspense Funds held by such Seller Entity as of the date specified on such schedule.
(b)    To the Knowledge of such Seller Entity, except as set forth on Schedule 4.28(b), all Royalties and proceeds from the sale of Hydrocarbons produced from the Assets are being received by Seller in a timely manner and are not being held in suspense by Third Parties (other than any statutory minimum royalties) in any material respects.
Section 4.29    Employee Matters. With respect to employment of the Business Employees, neither Seller nor any of its Affiliates, is a party to any collective bargaining agreement or other Contract with a Union (each, a “Labor Agreement”), and no Business Employee is represented by a Union with respect to employment by Seller or its Affiliates. There are no unfair labor practice charges, material grievances, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing, or other material labor disputes pending, or any labor arbitration proceedings pending before any Governmental Authority or threatened against or affecting Seller or any of its Affiliates with respect to the operation of the Assets, and there has been no such event during the past two (2) years. To Seller’s Knowledge, with respect to Seller’s or its Affiliates’ operation of the Assets, there are no Union organizing activities or Union demands for recognition or certification, in each case, with respect to employees of Seller or any of its Affiliates and there have been none in the past two (2) years.
Section 4.30    Personal Property. All of the personal property included in the Assets of such Seller Entity, including the Equipment, is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of such Seller Entity, in all material respects, ordinary wear and tear excepted.
Section 4.31    Regulatory Matters. No Seller Entity (a) is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or uses any of the Assets owned by any such Seller Entity in a manner that subjects it, any Third Party operator of the Assets owned by any member of such Seller Entity or any future owner of the Assets owned by it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No such Seller Entity has acquired any of the Assets owned by such Seller Entity through the use of eminent domain or condemnation.
Section 4.32    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership Actions pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against, Seller or any Affiliate thereof.

Section 4.33    No Transfer. With respect to any Oil and Gas Properties for which Seller owned any depths other than the Subject Formations during the twelve (12) month period prior to the Execution Date, except (a) as set forth on Schedule 4.33, (b) any fee mineral interests that were subsequently leased back to Seller pursuant to a Lease set forth on Exhibit A-1, (c) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Subject Formation included in the Oil and Gas Properties, or (d) Permitted Encumbrances, Seller has not intentionally transferred or sold any material portion of such Oil and Gas Properties with respect to depths other than the Subject Formations within such twelve (12) month period prior to the Execution Date.
Section 4.34    Sufficiency of Assets. The Assets, when utilized by a labor force substantially similar to that utilized by Seller in connection with the ownership and operation of the Assets as of the Execution Date, and together with the Excluded Assets, and the rights and services made available under the Contracts included in the Assets and the Transition Services Agreement, if applicable, are sufficient in all material respects for the continued conduct of the ownership and operation of the Assets after the Closing in substantially the same manner as currently conducted by Seller as of the Execution Date, ordinary wear and tear and Casualty Losses excepted and taking into account the age, history and use of such Assets.
Section 4.35    Leased Real Property Interests. Schedule 4.35 identifies each Leased Real Property held by Seller, including a complete list of all instruments pursuant to which such Leased Real Property are held. (i) All leases or other instruments under which Seller is the lessor or lessee of Leased Real Property are, in each case, enforceable against Seller and, to such Seller’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (ii) there is not, under any of such instruments, any existing default by Seller, or, to such Seller’s Knowledge, any counterparties thereto, or any event which, with notice or lapse of time or both, would reasonably be expected to become a default by Seller, or, to Seller’s Knowledge, the counterparties thereto.
Section 4.36    Sand Mine and SWD System. No part of the assets comprising the Sand Mine or the SWD System is located on lands that are not subject to an agreement, easement or other surface right held by Seller permitting the location of such assets on the lands covered by such agreement, easement or surface right, in each case, except as would not reasonably be expected to be material to the ownership, use or operation of the Sand Mine and the SWD System, in each case, as operated by Seller as of the Execution Date. The Assets and the Excluded Assets, taken as a whole, include all of the assets necessary to access, own and operate the SWD System as accessed, owned and operated by Seller as of the Closing Date.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:
Section 5.1    Existence and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its formed (as set forth in the introductory paragraph) and except where failure to do so would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair Purchaser’s ability to perform its obligations under the Transaction Documents, is duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to be so qualified.
Section 5.2    Power. Purchaser has the corporate power to enter into and perform its obligations under this Agreement, the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 5.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly and validly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at Law).
Section 5.4    No Conflicts. Except for any requirements under Antitrust Laws, any filings that will be made pursuant to the rules and regulations of the NYSE, or any Customary Consents, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate any provision of any Governing Documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser.
Section 5.5    Consents, Approvals or Waivers. Except for any requirements under Antitrust Laws, any filings that will be made pursuant to the rules and regulations of the NYSE, or any Customary Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party, other than any consent, approval or notice that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser is, or will be, a party or to materially impair Purchaser’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
Section 5.6    Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 5.7    Litigation. Except for any Actions filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no Actions (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s Knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.
Section 5.8    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).
Section 5.9    Financing.
(a)    Purchaser has, as of the Execution Date, sufficient cash on hand to enable Purchaser to fund the Performance Deposit on the Execution Date. The proceeds of the Debt Financing contemplated by the Debt Commitment Letter, together with Other Sources, will be, if funded at Closing, sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement including (A) paying the Closing Payment at Closing and (B) paying all fees and expenses of Purchaser and its Affiliates (and to the extent Purchaser is responsible therefor under this Agreement, any other Person) related to the transactions contemplated by this Agreement, including the Debt Financing (collectively, the “Funding Requirements”).
(b)    As of the Execution Date, Purchaser has received and delivered to Seller (x) an executed senior 364-day unsecured bridge term loan facility commitment letter and (y) an executed amendment backstop commitment letter in connection with Purchaser’s existing reserve-based credit facility, each dated as of the date hereof (including all exhibits, schedules and annexes thereto and each fee letter executed in connection therewith, collectively, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Purchaser the amount of debt financing set forth therein (the “Debt Financing”) solely for the Funding Requirements. Purchaser has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. The Debt Commitment Letter is a legal, valid and binding obligation of Purchaser, and to the knowledge of Purchaser, each other party thereto, and is in full force and effect, enforceable against Purchaser and, to the knowledge of Purchaser, the other parties thereto, and has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Purchaser and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Purchaser, or to the knowledge of the Purchaser and as of the date hereof, any other party thereto. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is currently contemplated by Purchaser or any of its Affiliates or, to the knowledge of Purchaser, any Debt Financing Source, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. Except for each fee letter referred to in the Debt Commitment Letter (collectively, the “Fee Letter”) (a true and complete copy of which Fee Letter has been provided to Sellers); provided, that provisions contained in the Fee Letter relating to fees and economic terms (including economic “flex” terms) may be redacted in customary fashion (it being understood that Purchaser hereby acknowledges and agrees that none of which redacted provisions would adversely affect the availability of, impose additional or new conditions, or expand or modify any existing conditions, or impair the validity of, or prevent or materially delay the consummation of the Debt Financing at the Closing), there are no side letters or other agreements to which Purchaser is party related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter that would impose any new conditions or expand the existing conditions to the Debt Financing Sources’ provision of the Debt Financing at the Closing or that would otherwise materially and adversely affect or delay the availability of the full amount of Debt Financing at the Closing. Neither the Fee Letter nor any other agreement between the Debt Financing Sources, on the one hand, and Purchaser or any of its Affiliates, on the other hand, contains any conditions precedent (other than the “Limited Conditionality Provisions” expressly set forth and defined in the Debt Commitment Letter as in effect on the date hereof) or other contingencies (i) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the proceeds contemplated by the Debt Commitment Letter below the amount necessary for Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date or (ii) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing.
Section 5.10    Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.
Section 5.11    Qualification. Purchaser, or an Affiliate or subsidiary of Purchaser, is, or as of the Closing will be, qualified under all applicable Laws to own the Assets and operate the Assets (if any) operated by Seller immediately prior to Closing and Purchaser, or an Affiliate or subsidiary of Purchaser, has, or as of the Closing will have, posted and provided all Credit Support, and provided such evidence of Credit Support, as may be required under Section 7.11 for the ownership of the Assets and operation of the Assets operated by Seller immediately prior to Closing.
Section 5.12    Independent Evaluation. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.
Section 5.13    Relevant Area Interests. Purchaser does not, directly or indirectly, through subsidiaries, partnerships, joint ventures, affiliated or controlled funds, or otherwise, (a) own or hold any ownership, leasehold, stock, share capital, equity or other interest in any Person engaged in the development, production, or sale of Uinta Basin waxy crude in any of Duchesne, Uintah, Utah, Grand, Emery, Carbon, and Wasatch Counties, Utah (the “Relevant Area”) that has produced or sold, on average over the six (6) month period prior to the Execution Date or the Closing Date, more than 2,000 barrels per day of waxy crude in the Relevant Area or (b) own or hold, individually or in the aggregate, any interest (whether fee or leasehold) in lands located in the Relevant Area of more than 1,280 acres.
ARTICLE 6

DISCLAIMERS AND ACKNOWLEDGEMENTS
Section 6.1    General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(F), WITHOUT LIMITING IN ANY RESPECT PURCHASER’S RIGHTS UNDER ARTICLE 3, PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, AND/OR PURCHASER’S RIGHTS UNDER SECTION 8.2(D), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND ABSENT FRAUD, (A) NO MEMBER OF THE SELLER GROUP MAKES, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (a) ANY MEMBER OF THE SELLER GROUP, (b) ANY TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (c) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (d) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (e) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (f) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (g)THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES,

OR ANY PRODUCTION OR DECLINE RATES, (h) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (i) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (j) ANY BULK SALES LAWS OR SIMILAR LAWS, (k)THE TRANSFERABILITY OR ASSIGNABILITY OF OPERATORSHIP OF ANY OF THE ASSETS OR THE ABILITY OF PURCHASER TO BE DESIGNATED OR QUALIFIED AS OPERATOR OF ANY ASSETS AND/OR (l)ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND SELLER CERTIFICATE), AND SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO ARTICLE 3 THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND, PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN OR THEREIN.
Section 6.2    Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous

Substances may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets. EXCEPT AS PROVIDED IN SECTION 4.15. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, BUT WITHOUT LIMITING IN ANY RESPECT PURCHASER’S RIGHTS UNDER ARTICLE 3, PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, AND/OR PURCHASER’S RIGHTS UNDER SECTION 8.2(D), SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES OF RECOURSE UNDER THIS AGREEMENT, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM.
Section 6.3    Calculations, Reporting and Payments. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES OR PRIOR PRACTICES FOR THE CALCULATION AND REPORTING OF PRODUCTION AND ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.
Section 6.4    Changes in Prices; Well Events. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), WITHOUT LIMITATION OF SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4, PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
Section 6.5    Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO

OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.
Section 6.6    Operatorship of the Assets. While Purchaser acknowledges that it, or an Affiliate or subsidiary of Purchaser, desires to succeed Seller (or its Affiliates) as operator of those certain Oil and Gas Properties or portions thereof that Seller (or its Affiliates) may presently operate, Purchaser also acknowledges and hereby agrees that Seller cannot and does not covenant or warrant to any Person that Purchaser, or an Affiliate or subsidiary of Purchaser, shall become successor operator of such Oil and Gas Properties because the Oil and Gas Properties or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees to use commercially reasonable efforts to support Purchaser’s, or an Affiliate or subsidiary of Purchaser’s efforts to be named as, successor operator to the Assets which Seller operates and designate or appoint, to the extent legally possible and permitted under applicable Law or any applicable operating agreement, Purchaser as successor operator of such Assets, effective as of the Closing (at Purchaser’s sole cost and expense).
Section 6.7    Conspicuousness. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 6.8    No Fraud Waiver. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO LIMIT OR OTHERWISE PRECLUDE CLAIMS FOR FRAUD (AS DEFINED HEREIN).
ARTICLE 7

COVENANTS OF THE PARTIES
Section 7.1    Access.
(a)    Upon execution of this Agreement until the Closing Date, Seller shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives, including

NOG, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (including the Debt Financing Sources) (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s or any of Seller’s Affiliates’ possession, Seller’s and its Affiliates’ personnel knowledgeable about the Assets, and any Assets operated by Seller (if any), in each case during Seller’s normal business hours, for the purpose of conducting a reasonable due diligence review of the Assets, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants (other than disclosure of title opinions), or (iii) violating any obligations to any Third Party; provided that Seller shall, if requested by Purchaser, use commercially reasonable efforts (without an obligation to pay money or incur obligations) to seek a consent or waiver to permit disclosure of confidential information without breach of any applicable confidentiality obligation. Such access shall be granted to Purchaser (A) with respect to Records, electronically or, if not available electronically through the VDR or other electronic means, in the offices of Seller and/or its Affiliates, or (B) on the premises of the Assets, including the Oil and Gas Properties. To the extent that any Third Parties operate the Assets, Seller’s obligations to provide Purchaser with access to such Assets shall be limited to using commercially reasonable efforts (without an obligation) to pay money to request that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Purchaser shall provide at least two (2) Business Days prior written notice prior to accessing the Assets and Seller or its designee shall have the right (at Seller’s sole cost and expense) to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 7.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Seller or co-owners thereof and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-21) or a similar visual assessment (including an environmental compliance review and other visual inspections), whether on land or by air (including, for the avoidance of doubt, drones and a customary visual thermal, laser, light detection and ranging or FLIR camera survey of the Assets) (“Phase I”) that does not include sampling or testing of any environmental media. Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-19), or any other invasive or intrusive testing, or sampling (“Phase II”), on, or relating to the Assets without the prior written consent of Seller, such consent to be granted, conditioned, or withheld at the sole discretion of Seller. Notwithstanding any rejection of Purchaser’s ability to conduct a Phase II or any other testing or sampling as described above on or with respect to the Assets, in whole or in part, including any failure to obtain consent or waiver from an applicable Third Party, Purchaser may still deliver an

Environmental Defect Notice with respect to such Assets pursuant to Section 3.2 based on available information and Purchaser’s assumptions, and the lack of such Phase II, as applicable, shall not invalidate or otherwise prejudice such Environmental Defect Notice with respect to Section 3.2. Purchaser shall furnish to Seller, free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets, in each case to the extent considered to be a Reasonable Documentation in respect of an Environmental Defect asserted in a Defect Notice. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Seller; provided that, upon request, Seller shall provide Purchaser with assistance (at no cost or liability to Seller) as reasonably requested by Purchaser that may be necessary to secure such permits. If the Closing does not occur, Purchaser shall comply with the terms of the Confidentiality Agreement.
(b)    Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group, the other owners of interests in the Oil and Gas Properties, and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), to the extent attributable to, arising out of, or relating to Purchaser or Purchaser’s Representatives’ access to the Records, any offices of Seller or its Affiliates, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP BUT EXCLUDING (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER OR (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION, INCLUDING ANY ENVIRONMENTAL LIABILITIES, UNCOVERED OR DISCOVERED BY PURCHASER OR PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY INSPECTION OF THE ASSETS.
(c)    Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to any member of the Seller Group, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition than they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representatives’ due diligence shall be promptly corrected by Purchaser.
(d)    During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Seller’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts reasonable and customary for such inspection of the

Assets or Seller’s premises. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller or its Affiliates.
Section 7.2    Operation of Business.
(a)    From the Execution Date until the Closing, except (w) as required by applicable Laws, (x) as set forth in the ordinary course development plan and budget set forth on Schedule 7.2 (the “Development Plan”), (y) for operations covered by the capital commitments described on Schedule 4.10 or, or (z) as expressly contemplated by this Agreement or expressly consented to in writing by Purchaser, Seller shall:
(i)    conduct the ownership and operation of the Assets in the ordinary course of business in substantially the same manner as conducted by Sellers in the twelve (12) months prior to the Execution Date;
(ii)    not transfer, sell, hypothecate, encumber, novate, swap, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts, or (C) sales and dispositions of equipment and materials included in the Assets that are obsolete or replaced;
(iii)    not (A) institute any Action (other than any Action related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets of any Seller Entity, or waive or release any material right of any such Seller Entity, for which the amount in controversy is reasonably expected to be in excess of One Million Dollars ($1,000,000), net to such Seller Entity’s interest; provided, however, this Section 7.2(a)(iii) shall not restrict or prohibit Seller from compromising or settling any Action where such settlement involves only the payment of money by Seller or that would not be binding on Purchaser or the Assets after Closing;
(iv)    not affirmatively resign as operator of any of the Assets;
(v)    use commercially reasonable efforts to maintain the current insurance policies of Seller and not voluntarily reduce or terminate any existing insurance of Seller;
(vi)    not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend any Material Contracts (or Contracts that would be required to be listed on Schedule 4.8(a) had such Contract been entered into as of the Execution Date); provided, however, Seller may execute and enter into Material Contracts with Third Parties (other than any Material Contract of the type described in clause (b), (d), (f), (g), (i), (i), (k), (m), (m) or (n) of the definition of “Material Contracts”) (a) as contemplated under Schedule 4.10 and Schedule 7.2, (b) as reasonably necessary to conduct operations permitted hereunder (including the operations contemplated under Schedule 4.10 or Schedule 7.2) or with respect to any existing producing Wells and (c) to the extent the term thereof is (A) less than six (6) months with respect to rig and frac services Contracts, or (B) less than or equal to one (1) year for all other such Material Contracts, except for joint operating agreements, unit operating agreement, pooling agreements, surface use agreements and similar agreements;
(vii)    provide notice to (and a copy of the applicable authorization for expenditure), and reasonably consult with Purchaser, prior to proposing, committing to or approving, or electing to be a non-consenting party with respect to, any authorizations for expenditure for capital expenditures proposed by a Third Party, or that is not otherwise contemplated in Schedule 7.2, that individually is reasonably estimated to involve commitments in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (net to the Working Interest of Seller);
(viii)    In the event that the reasonably expected aggregate costs of (A) drilling, completing and equipping operations (but not reworking or workover operations) set forth in the Development Plan would reasonably be expected to result in Seller exceeding the budget for such “Operational Type” specified in the Development Plan by more than ten percent (10%) aggregated on the forthcoming six (6) months, (B) reworking or workover operations (but not drilling, completing and equipping operations) that would reasonably be expected to result in Seller exceeding the budget for such “Operational Type” specified in the Development Plan by more than twenty percent (20%) aggregated on the forthcoming six (6) months, or (C) infrastructure or facilities projects set forth in the Development Plan would reasonably be expected to result in Seller exceeding the budget for such “Operational Type” specified in the Development Plan by more than twenty percent (20%) aggregated on the forthcoming six (6) months, Seller shall not propose, commit to or approve, or elect participate in, or to be a non-consenting party with respect to (except to the extent that Purchaser has denied consent to participate in an operation for which Purchaser’s consent is required pursuant to this Section 7.2), any authorizations for expenditure for capital expenditures proposed by a Third Party, or that is not otherwise contemplated in the Development Plan, that individually is reasonably estimated to involve commitments in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (net to the Working Interest of Seller) except in the event of an emergency to protect life or protect against imminent and substantial threat to environment or property; provided, however, that Seller may:
(A)     remove up to six (6) wells per DSU, as defined by the Bottom Hole Location’s Township Range and Sections as listed in Schedule 7.2, provided the rationale to do so is based on Seller’s interpretation of current economics regarding commodity prices, service costs, well results, and geologic data;
(B)    Seller may purchase in bulk and prepay for equipment and materials, including but not limited to, casing, sand, tubulars, tanks, separators, chemicals, pipe, LACTS, and VRUs, provided the materials and equipment are reasonably expected to be purchased to support the development proposed on Schedule 7.2 or as it relates to the aforementioned in this Article 7.
(ix)    use commercially reasonable efforts to maintain existing material Permits affecting the Assets;
(x)    maintain the books of accounts and Records of each Seller Entity in the ordinary course of business, in accordance with its usual accounting practices;

(xi)    promptly, but in any event within three (3) Business Days, notify Purchaser of any actions, suits or proceedings filed with any Governmental Authority, or, to Seller’s Knowledge, threatened in writing against any Seller Entity, that pertain to the Assets or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss;
(xii)    not grant or create any Preferential Right or Consent (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the Assets or interests of any Seller Entity;
(xiii)    keep Purchaser reasonably apprised of any permitting, drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any of the Assets;
(xiv)    use commercially reasonable efforts to furnish Purchaser with copies of all drilling, completion and workover AFEs that Seller receives after the Execution Date which will be binding on the Assets after the Effective Time, in each case, in excess of Two Hundred Fifty Thousand Dollars ($250,000) from any Third Parties or upon issuance by Seller or any Affiliate of Seller;
(xv)    provide Purchaser with prompt written notice (within three Business Days thereof) with respect to any injury occurring after the Execution Date in connection with the ownership or operation of the Assets of which Seller obtains Knowledge after the Execution Date;
(xvi)    not (A) amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed with respect to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership or (B) make any other material Tax election or change any accounting method with respect to the XCL-WEM Tax Partnership except in accordance with past practice; and
(xvii)    not agree or commit to take (or not to take, as applicable) any of the actions described above.
(b)    Purchaser’s approval of any action restricted by Section 7.2(a) shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is expressly specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, Seller shall not be in breach of this Section 7.2 in the event of an emergency or risk of Release, spill, loss, damage, or injury to any person, property or the environment, or as otherwise required by Law. Seller may take such actions as are reasonably necessary to address an emergency to protect life or protect against an imminent and substantial threat to environment or property, or as otherwise required by applicable Law, and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 7.2 shall be delivered to each of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below (provided, that receipt of such email is requested and received), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

SM Energy Company Richard Jenkins – Vice President - Operations
Phone: 432-688-1791
Email: rjenkins@sm-energy.com

(c)    Notwithstanding anything herein to the contrary or otherwise expanding any obligations which Seller may have to Purchaser, Seller shall not have any liability, obligation, or responsibility to Purchaser or any other Person for any claims, damages, obligations, liabilities, losses, costs, and expenses, including claims, damages, obligations, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, relating to, attributable to or resulting from any breach of any of covenant of Seller set forth in Section 7.2(a)(i) with respect to physical operations on the Assets conducted by Seller except to the extent any such claims, damages, obligations, liabilities, losses, costs, and expenses, attributable to personal injury, death, or property damage, are the direct result of the gross negligence or willful misconduct of Seller. With respect to Assets for which Seller is not designated as the operator under applicable Laws or Contracts, Seller’s obligations under this Section 7.2 with respect to the operation of such Assets shall be limited to voting Seller’s Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 7.2.
(d)    From the Execution Date until Closing, none of Purchaser or its Representatives shall influence any employees or contractors of Seller or its Affiliates regarding any operational, marketing, transportation or processing matters with respect to the Assets other than the following representatives of Seller.

XCL Resources, LLC Mark Graeve – EVP Reservoir, Development
Email: mark@xclresources.com
Phone: 970-379-5857

Section 7.3    Consent and Preferential Purchase Rights Notices. Within five (5) Business Days following the Execution Date, Seller shall use commercially reasonable efforts to prepare and send, or cause to be prepared and sent, (a) notices to the holders of any Required Consents that are set forth on Schedule 4.9(a) and other Consents (other than Customary Consents) in the form of Exhibit H-1 requesting consents and approvals to the transactions contemplated by this Agreement and the and (b) notices to the holders of any applicable Preferential Rights that are set forth on Schedule 4.9(b) in the form of Exhibit H-2 in compliance with the terms of such rights and requesting waivers of such rights. In attempting to identify the names and addresses of such Persons holding such Consents or Preferential Rights, Seller shall not in any event be obligated to go beyond Seller’s own Records. Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing and all such Preferential Rights to be waived, provided that neither Party shall be required to make payments and Purchaser shall not be required to undertake obligations to obtain any such Consents. Seller shall not be liable or obligated to Purchaser for any Damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, Purchaser or Seller discovers any Consents, Required Consents or Preferential Rights that are not set forth on Schedule 4.9(a) or Schedule 4.9(b), as applicable, such Party shall promptly (but in any event within three (3) Business Days) after discovery provide written notice to the other Party of such Consents, Required Consents, or Preferential Rights, whereupon Seller shall promptly thereafter send the notices and requests as to such Consents, Required Consents and Preferential Rights required under and in accordance with this Section 7.3, Section 7.4 and Section 7.5, as applicable.
Section 7.4    Consents to Assignment.
(a)    In cases in which the Asset subject to an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unobtained Required Consent, the Parties shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall assume as part of the Assumed Obligations and bear and pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations and Damages under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained.
(b)    In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, then either Party may elect to exclude the Oil and Gas Property subject to such Required Consent (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Oil and Gas Property), in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas Property and other Assets, (ii) such excluded Oil and Gas Property and other Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (iii) such excluded Oil and Gas Property and other Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(b) is subsequently obtained prior to the Cut-Off Date, (A) Seller shall, promptly after such Required Consent requirement is satisfied, convey the applicable Oil and Gas Property and Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Assets under Section 2.4) to Seller, and (D) such Oil and Gas Property and Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.

Section 7.5    Preferential Rights.
(a)    Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 on the terms set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, adjusted as set forth herein.
(b)    If any Preferential Right as to any Assets is validly exercised prior to Closing, then (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (ii) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (iii) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event the holder of any Preferential Right as to any Assets validly exercises such Preferential Right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date, (A) Seller shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.
(c)    Should a Third Party fail to validly exercise or waive its Preferential Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver of such Preferential Right has not yet expired, then (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Assets, (ii) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), (iii) such Assets shall constitute Excluded Assets for all purposes hereunder, (iv) from and after Closing, Seller shall be entitled to all amounts payable by such holder in connection with such Preferential Right, and (v) from and after Closing, Seller shall comply with, be responsible for and perform all obligations arising with or attributable to such Preferential Right provided, however, in the event the holder of any Preferential Right as to any Assets (X) validly exercises such Preferential Right after Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date or (Y) waives such Preferential Right after Closing but before the Cut-Off Date, (A) Seller shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.
(d)    Purchaser acknowledges that Seller desires to sell all of its Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell to any Person other than Purchaser any Assets subject to any Preferential Right unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable Preferential Right to purchase. In furtherance of the foregoing, Seller’s obligation hereunder to sell its Assets subject to any Preferential Right to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of such Assets which is not otherwise burdened thereby.
Section 7.6    Casualty and Condemnation. If, after the Execution Date but prior to or on the Closing Date, any portion of the Oil and Gas Properties are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 8.1 and Section 8.2, nevertheless be required to proceed with Closing and Purchaser shall be entitled to any insurance or other claims against Third Parties with respect to the applicable Casualty Loss and Seller shall assign and subrogate to Purchaser all rights to insurance and other claims with respect to such Casualty Losses.
Section 7.7    Closing Efforts and Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using reasonable best efforts to (i) cause the conditions precedent of Seller (in the case of Purchaser) and of Purchaser (in the case of Seller) set forth in Article 8 to be satisfied by the Outside Date, (ii) obtain all necessary Consents, from Governmental Authorities, make all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, make such filings no later than twenty (20) Business Days after the Execution Date) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Action by any Governmental Authority by the Target Closing Date, (iii) defend any investigations, Actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (iv) execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Purchaser, and to otherwise accomplish the transactions contemplated by this Agreement.
(b)    Notwithstanding anything to the contrary in this Section 7.7 or otherwise, but subject to the immediately following sentence, no member of the Purchaser Group shall be required to, and shall not be required to cause its Affiliates to (and Seller shall not, and shall not agree to, without Purchaser’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing. From and after the Execution Date, the Parties hereby agree that the terms of Schedule 7.7(b) shall be binding on Seller and Purchaser Group as though fully set forth herein.
(c)    Purchaser shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets or business, if such agreement, acquisition or other transaction would reasonably be expected to materially delay or impede the receipt of any required approval, consent, clearance, registration, waiver, order, expiration, termination of waiting period, authorization or the consummation of the transactions contemplated hereby that is a condition to Closing or prevent the ability of the Parties to consummate the transactions contemplated hereby by the Termination Date.
(d)    In furtherance and not in limitation of the foregoing, Seller and Purchaser shall (i) each furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any inquiries or requests for additional information or documentation by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party to any other Person, relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory

Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 7.7 notwithstanding, materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of Purchaser or Seller or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, Seller and Purchaser agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Party, not to be unreasonably withheld or delayed. Purchaser shall bear one hundred percent (100%) of all filing fees in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder.
Section 7.8    Notifications. Purchaser shall notify Seller in writing promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. Seller shall notify Purchaser in writing promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.8 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.
Section 7.9    Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such Indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.
Section 7.10    Press Releases. Prior to Closing, the Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the transactions contemplated by this Agreement (a “Public Transaction Statement”). Prior to Closing, the Parties shall not, and shall cause their respective Affiliates not to, issue any such Public Transaction Statement without (i) one (1) day prior notice and (ii) the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement that only contains information and statements regarding the Transaction Documents or the transactions contemplated by this Agreement that are consistent with those that have been previously approved for disclosure by the Parties pursuant to this Section 7.10; provided that any Party and NOG may issue a Public Transaction Statement without such prior consent or agreement (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or an Affiliate of Purchaser or NOG, or (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents. Purchaser shall be liable for the compliance of Purchaser’s Affiliates with the terms of this Section 7.10.
Section 7.11    Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 7.11, none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to Purchaser at Closing. At or prior to the Closing, Purchaser shall post and provide replacements of any and all Credit Support set forth on Schedule 4.14, as are necessary to obtain the release, return, and replacement of all Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, with each such release and replacement in the form and substance satisfactory to Seller. At the Closing, Purchaser shall cause the return or reimbursement of Seller for any cash deposits constituting Credit Support that are provided, funded, or otherwise supported by any member of the Seller Group with respect to the Assets to be assigned hereunder by Seller.
Section 7.12    Expenses; Filings, Certain Governmental Approvals and Removal of Names.
(a)    Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by Purchaser in connection with or related to the negotiation, authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Purchaser, fees for filings required under the HSR Act and R&W Insurance Policy premiums shall be borne solely and entirely by Purchaser, and all such fees, costs and expenses incurred by Seller prior to Closing (other than fees incurred in connection with Purchaser’s financing and securities Law requirements) shall be borne solely and entirely by Seller.
(b)    Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Seller, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
(c)    Upon the occurrence of Closing, as promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names of “XCL”, “XCL Resources”, “Wasatch Water” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.
Section 7.13    Records.
(a)    As of the Execution Date, Seller shall provide Purchaser access to the Records consistent with Section 7.1(a); provided, however, that as soon as reasonably practicable after Closing, but in any event no later than thirty (30) days following the Closing Date, Seller, at Purchaser’s cost and expense, shall deliver originals of all Records to Purchaser (FOB Seller’s office), which Records may be delivered in electronic format, if originals are maintained in such format by Seller; provided, further, that, all Records in electronic format will be delivered as soon as reasonably practicable after Closing, but in any event no later than fifteen (15) Business Days after the Closing Date.
(b)    Notwithstanding anything to the contrary herein, Seller shall be authorized to make copies of or retain the originals of those certain Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 10.
(c)    Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date. From and after Closing, Purchaser shall make available to Seller upon reasonable advance written notice, for examination and copying at Seller’s cost or expense, reasonable access to such Records as remain in Purchaser’s possession or control, to the extent not retained by Seller in accordance with this Section 7.13, in connection with any reasonable business purpose, including the preparation of financial statements and Tax Returns, or in connection with matters relating to any claims or disputes relating to this Agreement, or with any Third Parties.
Section 7.14    Personnel Matters.
(a)    No later than two (2) Business Days after the HSR Clearance has occurred, Sellers will make available to Purchaser’s clean team Representatives a list (the “Available Employee List”) of Business Employees that are available to Purchaser to interview and make employment offers (the “Available Employees”) in accordance with this Section 7.14. The Available Employee List shall include the following information for each Available Employee: (i) current annual base salary or daily or hourly rate, as applicable, (ii) current annual target incentives and bonus opportunities, as applicable, (iii) accrued, unused paid time off, (iv) initial date of hire and service credit date, as applicable, (v) job position, (vi) primary work location, and (vii) exempt or non-exempt classification under the Fair Labor Standards Act. Available Employees whose primary work location is Utah are referred to herein as “Utah Employees.” Following the Execution Date, Purchaser shall be permitted to engage in general communications with Available Employees (including in-person, by video conference, or through any other available means) regarding Purchaser and Purchaser’s operations, corporate policies, vision, long- and short-term goals, financial condition and results of operations, and other items of a similar scope and nature as those communications generally presented to the Purchaser’s employee population in the ordinary course of business; provided that any such communications shall be coordinated with Seller’s integration team. As soon as reasonably practicable after the HSR Clearance, Sellers shall permit Purchaser to conduct interviews with any Available Employee selected by Purchaser and otherwise make each such Available Employee reasonably available to Purchaser for such interviews. No earlier than the Closing Date, Purchaser or its Affiliates shall have the right to extend offers of employment to any Available Employee for employment commencing immediately after the date of termination of the type of services provided by such Available Employee, as applicable, pursuant to the Transition Services Agreement attached hereto as Exhibit F. No later than three (3) Business Days after any Available Employee accepts such an offer, Purchaser shall notify Sellers of any acceptance as of such date by any Available Employee of any employment offer made by Purchaser or its Affiliate. An Available Employee who is employed by Purchaser or its Affiliate after Closing is referred to herein as a “Continuing Employee.” For the avoidance of doubt, neither Purchaser nor any of its Affiliates shall be responsible for any obligations for continuation health care coverage (including the issuance of any required notices), in accordance with Section 4980B of the Code and Sections 601 to 608 of ERISA, to any employee of Sellers who is not a Continuing Employee or his or her qualified dependents who, in connection with the transaction contemplated by this Agreement, meet the definition of a “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4.
(b)    With respect to any Utah Employee who is a Continuing Employee, from such Continuing Employee’s date of hire with Purchaser or its Affiliate (the “Hire Date”) until the six (6) month anniversary thereof (the “Continuation Period”), Purchaser shall provide, or cause its Affiliate to provide, each such Continuing Employee with (i) an annual base salary or wage level, as applicable, and annual bonus opportunities at least equal to the greater of (x) those provided to each such Continuing Employee immediately prior to the Hire Date and (y) those provided to similarly situated employees of Purchaser or its Affiliates, and (ii) employee benefits that are substantially comparable to those provided to similarly situated employees of Purchaser or its Affiliates. In the event that, during the Continuation Period, Purchaser or its Affiliate terminates without cause the employment of any Utah Employee who is a Continuing Employee, Purchaser shall, or shall cause its Affiliate to, provide such Continuing Employee with a severance payment totaling three (3) months of such Continuing Employee’s annual base salary or annualized wage rate; provided that, payment of such severance payment may be conditioned on the Continuing Employee’s timely execution (and non-revocation, if applicable) of a reasonable form of release in favor of Purchaser and its Affiliates.
(c)    With respect to any Plan maintained by Purchaser or its Affiliates in which any Continuing Employee is eligible to participate on or after the Hire Date, as of the Hire Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), Purchaser shall use reasonable efforts to (or shall use reasonable efforts to cause its Affiliates to) credit each Continuing Employee’s service with Seller and any of its Affiliates prior to the Hire Date to be treated as service with Purchaser and its Affiliates as of the Hire Date; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. For the avoidance of doubt, Purchaser shall (or shall cause its Affiliates to) use reasonable efforts to credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee with Seller or its Affiliate, as applicable, through the Hire Date.
(d)    Purchaser shall use reasonable efforts to (or shall use reasonable efforts to cause its Affiliates to): (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plans in which such Continuing Employees and their eligible dependents are eligible to participate after the Hire Date to the extent that such limitations were waived or satisfied under the applicable Seller or its Affiliates’ Plan; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Hire Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employee and such Continuing Employee’s eligible dependents are eligible to participate after the Hire Date.
(e)    During the ninety (90) day period following the Hire Date, Purchaser shall not, and shall cause its Affiliates not to, take any action with respect to any Continuing Employee that results in WARN ACT liability for Sellers or its Affiliates.
(f)    The provisions of this Section 7.14 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Available Employee or any other current or former employee or employee of a member of any Seller Entity, Seller or any of its respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.14) under or by reason of any provision of this Section 7.14.
Section 7.15    R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Purchaser has procured the R&W Conditional Binder in connection with the R&W Insurance Policy. Following the Execution Date, Purchaser shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Insurance Policy to be issued on the terms and in the form attached hereto as Exhibit G as soon as reasonably practicable following the Closing, including payment of all costs of such R&W Insurance Policy. Seller agrees to use commercially reasonable efforts to assist Purchaser in its efforts to satisfy the conditions set forth in the R&W Conditional Binder, including providing such information, data, Records, or other reasonable information reasonably requested by the underwriters of such R&W Insurance Policy. Purchaser shall not, and shall cause its Affiliates and their respective representatives to not, amend, modify, supplement, or restate the provisions of Section VIII.B(i)(4) (Subrogation) of the R&W Insurance Policy attached hereto as Exhibit G benefitting the Seller, its Affiliates, and its and their respective representatives in any manner or respect adverse to such parties without the prior written consent of Seller. Purchaser shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Purchaser to obtain or maintain the R&W Insurance Policy in accordance with this Section 7.15 shall not in any manner increase any liability of Seller or any of its Affiliates or any of its or their respective representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Purchaser or its Affiliates, in whole or in part. For the avoidance of doubt, the Parties acknowledge and agree that (i) the procurement by Purchaser of the R&W Insurance Policy is not a condition to Closing and (ii) all costs, fees and expenses with respect to obtaining the R&W Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commission, retention and other costs, fees and expenses of such policy, will be borne by Purchaser.
Section 7.16    Contingent Leases. If Seller acquires title in and to a Contingent Lease prior to the Closing, then the Parties shall discuss whether to include such properties in the Assets subject to agreement with respect to appropriate consideration therefor.
Section 7.17    Purchaser Financing.
(a)    Purchaser acknowledges and agrees that obtaining financing is not a condition to any of its obligations under this Agreement. For the avoidance of doubt, if any financing, including the Debt Financing or any Alternative Financing is not obtained for any reason and the conditions set forth in Section 7.2 are otherwise satisfied (or waived by Purchaser), Purchaser shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement, it being understood that notwithstanding anything to the contrary in this Agreement, none of Seller’s or its Affiliates’ performance under this Section 7.17 shall be taken into account with respect to whether any condition set forth Section 8.2(b) shall be deemed satisfied, except to the extent that Seller has knowingly and intentionally materially breached their obligations in this Section 7.17.
(b)    Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably practicable (giving effect to the timing of the Marketing Period), all things necessary to consummate the Debt Financing or consummate alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to fund the Funding Requirements on or prior to the Closing Date. In furtherance of and not in limitation of the foregoing, Purchaser shall use commercially reasonable efforts to:
(i)    satisfy, or cause to be satisfied, on a timely basis all conditions to Purchaser obtaining the Debt Financing set forth in the Debt Commitment Letter (including the payment of any fees required as a condition to the Debt Financing and the exercise of any economic “flex” provisions as provided in and pursuant to the terms of the Fee Letter);
(ii)    negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (unless otherwise acceptable to Purchaser) and conditions contemplated by the Debt Commitment Letter (including any related economic “flex” provisions) or on other terms (not related to conditionality) that are (A) reasonably acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable, taken as a whole, to Purchaser, so that the agreements are in effect no later than the Closing Date;
(iii)    maintain in effect the Debt Commitment Letter and (from and when executed) the other Debt Documents through the consummation of the Closing;

(iv)    fully enforce its rights under the Debt Commitment Letter (to the extent necessary to fund the Closing Payment and other amounts due by Purchaser at the Closing after giving effect to Other Sources of Purchaser); and
(v)    in the event that all conditions precedent to the funding of the Debt Financing in the Debt Commitment Letter have been satisfied or waived (or upon funding will be satisfied), consummate the Debt Financing at or prior to the time the Closing is required to occur (to the extent necessary to fund the Closing Payment and other amounts due by Purchaser at the Closing after giving effect to Other Sources of Purchaser).
(c)    Purchaser shall promptly notify Seller in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter or other Debt Document of which Purchaser becomes aware, (B) if and when Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Funding Requirements, to the extent such unavailability would reasonably be expected to prevent, or materially delay, impede or impair the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (ii) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) and (D) of any expiration or termination of the Debt Commitment Letter or other Debt Document. Without limiting the foregoing, Purchaser shall upon request keep Seller informed on a reasonably current basis in reasonable detail of material developments concerning the Debt Financing. If any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account economic “flex” terms), Purchaser shall use reasonable best efforts to arrange and obtain alternative financing for any such unavailable portion from the same or alternative sources (“Alternative Financing”), in an amount that is sufficient, when taken together with Other Sources and the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Funding Requirements and the provisions of this Section 7.17 shall be applicable to the Alternative Financing, and, for the purposes of Section 7.18 and this Section 7.17, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. Purchaser shall promptly provide a true, correct and complete copy of each Alternative Financing commitment and any related fee letter(s) to Seller (provided that such fee letter(s) may be redacted solely to remove any fees and economic terms in customary fashion). Purchaser shall (1) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), and (2) not permit, without the prior written consent of Seller, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter (including the Fee Letter) or other Debt Document, in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) to an amount less than the amount required for Purchaser to consummate the transactions contemplated hereby at the Closing or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) adversely impact the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter or other Debt Document or the ability of Purchaser to consummate the transactions contemplated hereby at the Closing; provided, that notwithstanding anything to the contrary herein, no consent from Seller or any other party hereto shall be required for (1) any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents, or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Debt Financing Source thereunder) or (2) implementation or exercise of any economic “flex” provision.
(d)    Purchaser shall jointly and severally indemnify, defend and hold harmless the Seller Group from and against any and all Damages, liabilities or losses suffered or incurred by them in connection with Seller’s obligations under Section 7.18 and any information utilized in connection therewith or in connection with the Debt Financing, other than with respect to any actions of a Seller that constitute actual and intentional fraud in the performance of their obligations under Section 7.18 (i) for which any of the individuals identified in the definition of “Knowledge” had Knowledge and (ii) as determined by a court of competent jurisdiction in a final and non-appealable judgment and, in the event of such determination with respect to a Person, such Person being obligated to reimburse Purchaser for amounts expended by Purchaser in connection with the defense of such Person. Purchaser shall promptly, within thirty (30) days of written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ of one firm of outside counsel fees and ratings agencies’ fees) incurred by such Seller in connection with the cooperation described in Section 7.18.
(e)    Seller agrees that: (i) Purchaser and its Affiliates may initiate contact with and, pursue and provide the information contemplated by Section 7.18(a) to Debt Financing Sources in connection with the Debt Financing and the transactions contemplated by this Agreement; and (ii) Purchaser and its Affiliates may initiate contact with their lenders and provide the information contemplated by Section 7.18(a), in each case, in connection with the transactions contemplated hereunder and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations.
Section 7.18    Cooperation with Financing.
(a)    Prior to the Closing, Seller shall, and shall use commercially reasonable efforts to cause its Affiliates and representatives with appropriate seniority and expertise to, provide reasonable cooperation to NOG or Purchaser in connection with the Debt Financing (or in connection with satisfying its collateral obligations under its existing credit facility) as may be reasonably requested by NOG or Purchaser with reasonable prior notice to Seller (provided, that, such requested cooperation does not (x) unreasonably interfere with the ongoing operations of

Seller, (y) cause any representation or warranty in this Agreement to be breached or (z) cause any condition in this Agreement to fail to be satisfied, and provided further that the scope and nature of financial and other information to be provided by Seller is addressed exclusively in the following clause (iii)), including using commercially reasonable efforts to:
(i)    participate at reasonable times in a reasonable number of meetings, drafting sessions and rating agency and due diligence sessions, in each case, upon reasonable advance notice;
(ii)    reasonably cooperate with the due diligence efforts of Purchaser and the Debt Financing Sources;
(iii)    furnish (x) on or prior to July 31, 2024, the Required Information, (y) other customary financial, reserves, and other pertinent information (including asset schedules, lease operating statements, production reports, title information, reserve reports and other similar information) regarding the Assets and Seller as shall exist and not already be publicly available to Purchaser and be reasonably requested by Purchaser for use in connection with any marketing of the Debt Financing and (z) customary authorization letters to the Debt Financing Sources, authorizing the distribution of information to prospective lenders or investors and other financing sources; provided that, for the avoidance of doubt, Seller shall not be required to provide any Excluded Information;
(i)    provide reasonable assistance with (and provide reasonably requested information for) the preparation of customary materials for offering prospectuses, offering memoranda, bank information memoranda, marketing materials, rating agency presentations and similar documents;
(ii)    reasonably cooperate to update any Required Information in order to endeavor to cause such Required Information to be Compliant;
(iii)    cause, and take all reasonably requested actions to permit (including delivering customary authorization and representation letters) the present and former, as applicable, independent accountants and reserve engineers for Seller to provide reasonable assistance to Purchaser in connection with the Debt Financing consistent with their customary practice (including using commercially reasonable efforts to cause such accountants and engineers, as applicable, to provide accountants’ and reserve engineers’ comfort letters and consents from such independent accountants and reserve engineers to the extent required by the Debt Financing and participating in customary due diligence calls in connection therewith);
(iv)    assist in the preparation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation, in each case, as of or, reasonably prior to the Closing and as may be reasonably required by Purchaser; and
(v)    furnish Purchaser and its lenders or other Debt Financing Sources promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, and requested by the Debt Financing Sources in writing at least nine (9) Business Days prior to the Closing Date;
provided that, notwithstanding anything in this Agreement to the contrary, none of the Seller or its directors, officers, managers, members, employees, stockholders, representatives and Affiliates shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under the Debt Commitment Letter or any other financing document, (3) be required to take any action that will conflict with or violate any Laws or that could reasonably be expected to result in a violation or breach of, or default under, any material contract to which the Seller is a party or (4) be required to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than customary authorization and representation letters) or take any other corporate action with respect to the Debt Financing or (B) provide or cause its legal counsel to provide any legal opinions. The Seller shall not be required to make any representation, warranty or certification with respect to the Debt Financing (other than with respect to customary authorization and representation letters).
(b)    Notwithstanding anything to the contrary in this Agreement, none of Seller’s or its Affiliates’ or representatives’ performance under this Section 7.18 shall be taken into account with respect to whether any condition set forth Section 8.2(b) shall be deemed satisfied, except to the extent that Seller has knowingly and intentionally materially breached their obligations in Section 7.18(a).
(c)    Each Seller hereby consents to the use of its and its Subsidiaries’ and equity owners’ trademarks, trade names and logos in connection with the Debt Financing; provided, that such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller or the reputation or goodwill of Seller.
(d)    It is acknowledged and agreed that the Debt Financing may include Notes (as defined in the Debt Commitment Letter) in lieu of the Bridge Loans (as defined in the Debt Commitment Letter) and, as applicable, such Notes shall be deemed part of the Debt Financing for all purposes of this Agreement.
Section 7.19    Financial Information. From and after the Execution Date until the date that is twelve (12) months after the Closing Date (the “Records Period”), in the event NOG or Purchaser is required (including, for the avoidance of doubt, in the Current Report on Form 8-K to be filed in connection with the Closing and in any registration statement or proxy statement) to separately include financial or oil and gas reserves information, including pro forma financial statements, associated with the Assets in documents filed with the SEC pursuant to the Securities Act or the Exchange Act, or as customarily included in offering documentation for private or public offerings of debt or equity securities, Seller agrees to use commercially reasonable efforts to make available to NOG and Purchaser and their Affiliates and their Representatives any and all books, records, information and documents to the extent that such are attributable to the Assets and in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case, as reasonably required by NOR or

Purchaser, their Affiliates and their Representatives in order to prepare such financial or oil and gas reserves information, including pro forma financial statements, in connection with such filings or offerings, provided that such activities do not unreasonably interfere with the affairs of Seller and its Affiliates and that NOG and Purchaser shall be solely responsible for any costs or expenses associated therewith, including, for the avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes. During the Records Period, Seller shall use its commercially reasonable efforts to cause its accountants, reserve engineers, counsel, agents and other Third Parties to (i) cooperate with NOG and Purchaser and their Representatives in connection with the provision of information necessary for the preparation by NOG or Purchaser of any such financial or oil and gas reserves information that is required to be included in any filing or offering documentation by NOG, Purchaser or their Affiliates, and (ii) provide customary consents and comfort letters as NOG or Purchaser may reasonably request in connection with such filing or offering documentation; provided, in each case, that NOG or Purchaser, as applicable shall be solely responsible for any costs or expenses associated therewith. NOG or Purchaser, as applicable, shall indemnify and hold harmless Seller and its Affiliates from and against any and all liabilities, losses or Damages suffered or incurred by them in connection with the obligations of Seller and its Affiliates under this Section 7.19 and, in the event of such determination with respect to a Person, such Person being obligated to reimburse NOG or Purchaser, as applicable, for amounts expended by NOG or Purchaser, as applicable, in connection with the defense of such Person. Notwithstanding anything to the contrary contained in this Agreement, none of Seller’s or any of its Affiliates’ or representatives’ performance under this Section 7.19 shall be taken into account with respect to whether any condition to Closing set forth in Section 8.2(b) shall have been satisfied.
Section 7.20    Seismic Licenses.
(a)    Purchaser acknowledges that Sellers own the data and geophysical licenses and permits described on Schedule 7.20 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless Sellers cancels or terminates such Seismic License. Prior to Closing, Purchaser may elect to acquire such Seismic Licenses by delivery of written notice to Seller designating the Seismic Licenses which Purchaser desires to acquire. If Purchaser makes such election to acquire any such Seismic Licenses, then (i) Purchaser shall pay to the applicable Third Party under such Seismic License any and all transfer, assignment or change of control fees or payments required under such Seismic Licenses in connection with the consummation of the transactions contemplated hereunder, (ii) in no event shall such payment of fees or payments result in any downward reduction to the Unadjusted Purchase Price and (iii) Purchaser shall, after Closing, indemnify, defend and hold Seller harmless from any and all Damages arising out of the payment, mispayment or failure to pay such fees and payments.
(b)    If Purchaser does not elect to acquire some or all of the Seismic Licenses, Seller shall cancel and terminate such Seismic Licenses and destroy and/or return to the applicable counterparties under such Seismic Licenses any and all data, information and records required to destroyed or returned under the terms thereof.

Section 7.21    Certain Pending Acquisitions.
(a)    If, after the Execution Date but prior to Closing, Seller or any of its Affiliates acquire the assets described on Schedule 7.21(a)(1) (or any portion thereof) (such assets, the “Specified Assets”, and any such acquisition, an “Specified Acquisition” ), then this Section 7.21 shall apply.
(b)    The applicable Seller Entity (or its applicable Affiliate) shall deliver written notice to Purchaser no later than one Business Day after the closing of such Specified Acquisition setting forth all terms of the Specified Acquisition and the basis on which Purchaser would acquire the Specified Assets (any such notice, an “Specified Acquisition Notice”), which Specified Acquisition Notice shall include a statement of the Acquisition Costs paid by Seller or its applicable Affiliate to acquire such Specified Assets (the “Specified Acquisition Price”), including the aggregate cash and cash equivalent consideration paid or to be paid for such Specified Assets and an itemized breakdown of all other Acquisition Costs incurred by Seller or its Affiliates with respect to the Specified Acquisition, and the information and materials set forth on Schedule 7.21(b) which are in Seller’s or its Affiliates possession; provided that Seller shall use commercially reasonable efforts to obtain any such information not within its or its Affiliates’ possession following delivery of the Specified Acquisition Notice.
(c)    Purchaser shall have, on an exclusive basis, the right and option, but not the obligation, to acquire such Specified Assets by delivering written notice to Seller within thirty (30) days of receipt of a Specified Acquisition Notice, electing to acquire such Specified Assets on the same terms and conditions, and for such Specified Acquisition Price, as set forth in such Specified Acquisition Notice. Should Purchaser elect to acquire the Specified Assets, (i) Purchaser and Seller (or its applicable Affiliate) shall thereafter work diligently and in good faith to prepare, finalize and execute documentation reflecting the acquisition terms set forth in such Specified Acquisition Notice for Purchaser’s acquisition of such Specified Assets from Seller or its applicable Affiliate, and (ii) (A) any Specified Asset acquired by Seller prior to Closing shall be deemed to be included in and constitute Assets as of the date acquired by Seller, (B) the Adjusted Purchase Price at Closing shall be increased by the Acquisition Costs and Property Costs (including solely for the purpose of this Section 7.21 any costs, expenses or fees otherwise described in in subparts (a) through (i) and subpart (k) of the definition of “Property Costs”) paid by Seller with respect to such Specified Assets and (C) Purchaser may not assert, and there shall be no adjustments hereunder for, any Defects with respect to such Specified Assets.
Section 7.22    Post-Closing Covenant. If, following the Closing but prior to the date that is twelve (12) months after the Closing Date, Seller or its Affiliates acquire any asset located within the AMI Area which, if owned by such Seller as of the Execution Date of this Agreement, would constitute an Oil and Gas Property under this Agreement (“Post-Closing Asset”), the terms of Section 7.21 shall apply mutatis mutandis to such Post-Closing Asset. Notwithstanding the foregoing, this Section 7.22 shall not apply to (i) any Assets excluded pursuant to the terms of this Agreement, or (ii) any Contingent Lease.
Section 7.23    Confidentiality. The Confidentiality Agreement shall as applied to the Records shall terminate on the Closing Date and will thereafter be of no further force or effect as applied to the Records. In all other respects, the Confidentiality Agreement shall remain in full force and effect.
Section 7.24    Leased Vehicles. With respect to any vehicles used by Seller and its Affiliates in connection with the ownership and operation of the Assets that are leased by Seller or its Affiliates, Seller shall use commercially reasonable efforts to facilitate the transfer of such leased vehicles to Purchaser or its designated Affiliate; provided that Seller shall not be required to incur (and Purchaser shall promptly reimburse) any out-of-pocket costs (including Taxes) or incur any liability in connection therewith unless Purchaser agrees in writing to bear such amounts.
Section 7.25    Access Letter. On or prior to July 3, 2024, Seller or its Affiliates shall provide to Purchaser and its Representatives a request to the Ute Tribe Real Estate Division that Representatives of Purchaser reasonably requested in writing in advance by Purchaser be granted by the Ute Tribe Real Estate Division the right to access the Ute Tribe Real Estate Division records to conduct the due diligence contemplated by this Agreement.
ARTICLE 8

CONDITIONS TO CLOSING
Section 8.1    Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Seller:
(a)    Representations. Each representation and warranty of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(c)    No Action. On the Closing Date, no Law, injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;
(d)    Certain Adjustments. The aggregate amount of the sum of the aggregate downward adjustments to the Unadjusted Purchase Price (without duplication of any amounts) (i) under Section 2.4(a) with respect to Defects (after the application of all Title Benefit Amounts to offset the aggregate amount of Defect Amounts attributable to Title Defects), plus (ii) under Section 2.4(b) with respect to any Assets excluded from this transaction pursuant to Section 7.4 due to Required Consents (other than Tribal Leases), plus (iii) under Section 2.4(e) with respect to Casualty Losses for which Purchaser is entitled insurance proceeds pursuant to Section 7.6 do not exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;

(e)    HSR Clearance. HSR Clearance has occurred; and
(f)    Closing Deliverables. Purchaser shall (i) have complied with its obligations under Section 9.3 and (ii) be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.
Section 8.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by Purchaser:
(a)    Representations. (i) Each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) each of the other representations and warranties of such Seller Entity set forth in Article 4 (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) without regard to any Material Adverse Effect or other materiality qualifier set forth therein, except with respect to clause (ii) to the extent the failure of any such representation or warranty to be so true and correct does not result in a Material Adverse Effect;
(b)    Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date;
(c)    No Action. On the Closing Date, no Law, injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;
(d)    Certain Adjustments. The aggregate amount of the sum of the aggregate downward adjustments to the Unadjusted Purchase Price (without duplication of any amounts) (i) under Section 2.4(a) with respect to Defects (after the application of all Title Benefit Amounts to offset the aggregate amount of Defect Amounts attributable to Title Defects), plus (ii) under Section 2.4(b) with respect to any Assets excluded from this transaction pursuant to Section 7.4 due to Required Consents (other than Tribal Leases), plus (iii) under Section 2.4(c) with respect to any Assets that are excluded from this transaction pursuant to Section 7.5 due to unexpired or unwaived Preferential Rights, plus (iv) under Section 2.4(e) with respect to Casualty Losses for which Purchaser is entitled insurance proceeds pursuant to Section 7.6 do not exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;
(e)    HSR Clearance. HSR Clearance has occurred; and
(f)    Closing Deliverables. Seller shall (i) have complied with its obligations as set forth in Section 9.2 and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING
Section 9.1    Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place electronically at 10:00 a.m. Central Time, on October 1, 2024 (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, no later than the date ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 11; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or due waiver of all such closing conditions on or after the Target Closing Date, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Purchaser on not less than two (2) Business Days’ notice to Seller and (b) the second (2nd) Business Day immediately following the final day of the Marketing Period. The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 9.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)    The Preliminary Settlement Statement, duly executed by Seller;
(b)    Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;
(c)    Assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;
(d)    A duly completed and executed IRS Form W-9 for each Seller Entity;
(e)    Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Seller in the form attached hereto as Exhibit C;
(f)    A certificate from Seller substantially in the form of Exhibit D-1, duly executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(g)    Resignation of operator letters, duly executed by Seller in the form attached hereto as Exhibit E;

(h)    Executed and recordable releases of any and all Liens that burden the Assets securing any obligations for borrowed money of Seller, including indebtedness obligations of Seller’s Affiliates secured by Seller’s interests in each case, in sufficient counterparts for recordation in each of the counties in which the Assets are located and (ii) authorizations from each applicable secured party or lienholder for Purchaser or its designee to file UCC-3 termination statement releases and other necessary releases in all applicable jurisdictions to evidence the release of all such Liens securing any obligations for borrowed money of Seller that burden the Assets, in each case and for the avoidance of doubt, excluding all Permitted Encumbrances;
(i)    Transition Services Agreement, duly executed by Seller;
(j)    Joint written instructions, duly executed by Seller, instructing the Escrow Agent to release the Performance Deposit minus the Adjustment Deposit to Seller;
(k)    From each of those Persons listed on Schedule 9.2(k), an executed Post-Closing Letter Agreement in substantially the form of Exhibit J; and
(l)    All other documents and instruments reasonably requested by Purchaser from Seller that are necessary to transfer the Assets to Purchaser.
Section 9.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(a)    The Preliminary Settlement Statement, duly executed by Purchaser;
(b)    A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.6(a);
(c)    If the Defect Escrow Amount is a positive number at Closing, Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;
(d)    Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(e)    Assignments, duly executed by Purchaser, in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;
(f)    Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit C;
(g)    A certificate from Purchaser substantially in the form of Exhibit D-2, duly executed by an authorized officer of Purchaser, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;
(h)    Evidence of release or replacement of all Credit Support required pursuant to Section 7.11, and evidence of the filing by or on behalf of Purchaser of any reports or filing,

and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;
(i)    Transition Services Agreement, duly executed by Purchaser;
(j)    Joint written instructions, duly executed by Purchaser, instructing the Escrow Agent to release the Performance Deposit minus the Adjustment Deposit to Seller; and
(k)    All other documents and instruments reasonably requested by Seller from Purchaser that are necessary to transfer the Assets to Purchaser.
ARTICLE 10

TAX MATTERS
Section 10.1    Asset Taxes.
(a)    Solely for the purpose of determining the amount of Asset Taxes in connection with the application of Section 2.4 and Section 2.6, and applying Section 10.3, Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time; provided, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to Tax to the extent attributable to the failure by Seller (or an Affiliate of Seller) to timely pay any such Asset Taxes that were or became due and payable prior to Closing.
(b)    Solely for purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 10.1(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.
Section 10.2    Transfer Taxes and Recording Fees. Purchaser shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser. Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 10.3    Tax Refunds. Until the Adjusted Purchase Price is finally determined pursuant to Section 2.6, Seller shall be entitled to any and all refunds of Asset Taxes and Post-Production Cost Sales Taxes economically borne by Seller, and Purchaser shall be entitled to any and all other refunds of Asset Taxes and Post-Production Cost Sales Taxes; provided that Seller shall be entitled to refunds of Texas and Utah sales taxes economically borne by Seller with respect to the 2021-2023 Tax periods and the Tax period from January through April 2024 that are received prior to the two-year anniversary of the Closing Date. If, prior to the date on which the Adjusted Purchase Price is finally determined pursuant to Section 2.6, a Party or its Affiliate receives a refund of Asset Taxes or Post-Production Cost Sales Taxes to which another Party is entitled pursuant to this Section 10.3, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.
Section 10.4    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority. If the Closing occurs on or prior to December 31, 2024, such cooperation shall include Purchaser using commercially reasonable efforts to cause the XCL-WEM Tax Partnership to provide to Seller, on or before February 28, 2025, an estimated Internal Revenue Service Schedule K-1 (including corresponding state and local information, as applicable) with respect to the XCL-WEM Tax Partnership reflecting XCL AssetCo, LLC’s share of income, gain, loss and deduction for the Tax period ending on the Closing Date.

Section 10.5    Tax Returns.
(a)    Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns of the XCL-WEM Tax Partnership with respect to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date, in accordance with Seller’s past practice in filing such Tax Returns unless otherwise required by applicable Law. Seller shall submit such Tax Returns to Purchaser for its review and comment reasonably in advance of the due date thereof and timely file any such Tax Return, incorporating any reasonable comments received from Purchaser prior to the due date thereof.
(b)    After the Closing Date, subject to the provisions of the Transition Services Agreement, Purchaser shall (1) be responsible for paying any Asset Taxes relating to any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes and (2) prepare and file (or cause to be prepared and filed) all Tax Returns of the XCL-WEM Tax Partnership with respect to Flow-Through Income Taxes for any Tax period beginning before and ending after the Closing Date. With respect to each such Tax Return described in clause (1) of the preceding sentence that is required to be filed before the date on which the Adjusted Purchase Price is finally determined pursuant to Section 2.6, and each Tax Return with respect to Flow-Through Income Taxes described in clause (2) of the preceding sentence, Purchaser shall submit such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor and timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 10.5 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes and Flow-Through Income Taxes are filed and any Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 10.5 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligations under this Section 10.5, which shall be borne by Purchaser).
(c)    Notwithstanding anything in this Agreement to the contrary, with respect to any Tax Return for Flow-Through Income Taxes of the XCL-WEM Tax Partnership prepared in accordance with Section 10.5(b), the Parties shall (and shall cause their respective Affiliates to) cooperate fully to cause: (i) such Tax Return, to the extent permitted under applicable Law, to include a valid election under Code Section 754 (and, to the extent applicable, any comparable provisions of state, local or non-U.S. Tax law), and (ii) all items of income, gain, loss, deduction and credit allocable on any such Tax Return with respect to the partnership interests acquired by Purchaser from Seller for U.S. federal (and applicable state and local) income tax purposes to be allocated between Seller and Purchaser (or, to the extent applicable, Seller’s or Purchaser’s regarded owner for U.S. federal income Tax purposes) based on the interim closing of the books method as of the Closing Date in accordance with Section 706 of the Code and the Treasury Regulations thereunder; provided, that any “extraordinary” items of the XCL-WEM Tax Partnership within the meaning of Treasury Regulations Section 1.706-4(e)(2) for the taxable year that includes the Closing Date will be allocated between Purchaser and Seller in accordance with the principles of Treasury Regulations Section 1.706-4(e)(1).
Section 10.6    Tax Contests. If, after the Closing Date, but before the date on which the Adjusted Purchase Price is finally determined pursuant to Section 2.6, Purchaser receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or a Straddle Period (in each case, a “Tax Contest”), Purchaser shall notify Seller within ten (10) days of receipt of such notice. Purchaser shall control any Tax Contest; provided, that, until the date on which the Adjusted Purchase Price is finally determined pursuant to Section 2.6, Purchaser shall (A) keep Seller reasonably informed of the progress of such Tax Contest, (B) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority and (C) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 10.7    Flow-Through Tax Matters.
(a)    Notwithstanding anything in this Agreement to the contrary, if, after the Closing Date, any Party receives notice of an audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, such Party shall notify the other Parties within ten (10) days of receipt of such notice. XCL AssetCo, LLC may control, at its sole expense, any audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership for any Tax period ending on or prior to the Closing Date, including having the ability to appoint and replace the “partnership representative” and “designated individual” of the XCL-WEM Tax Partnership for such period; provided, however, that XCL AssetCo, LLC shall (x) keep Purchaser reasonably informed of the progress of such audit or administrative or judicial proceeding, (y) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such audit or administrative or judicial proceeding, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede such audit or administrative or judicial proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall control any audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership with respect to any Tax period that begins before and ends after the Closing Date, including having the ability to appoint and replace the “partnership representative” and “designated individual” of XCL-WEM Tax Partnership for such period; provided, however, that Purchaser shall (x) keep XCL AssetCo, LLC reasonably informed of the progress of such audit or administrative or judicial proceeding, (y) permit XCL AssetCo, LLC (or XCL AssetCo, LLC’s counsel) to participate, at XCL AssetCo, LLC’s sole cost and expense, in such audit or administrative or judicial proceeding, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede such audit or administrative or judicial proceeding without the prior written consent of XCL AssetCo, LLC, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    If, after the Closing Date, the XCL-WEM Tax Partnership is subject to a U.S. federal income tax audit or administrative or judicial proceeding with respect to Flow-Through Income Taxes for a Tax period beginning on or prior to the Closing Date resulting in an “imputed underpayment” described in Section 6225 of the Code with respect to the XCL-WEM Tax Partnership, then, XCL AssetCo, LLC shall timely make (or cause to be timely made) a “push-out” election pursuant to Section 6226 of the Code for the XCL-WEM Tax Partnership, to the extent such election is available, with respect to such Tax period.
(c)    Notwithstanding anything in this Agreement to the contrary with respect to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership, without the prior written consent of XCL AssetCo, LLC (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (i) initiate any voluntary disclosures with any Governmental Authority regarding Flow-Through Income Taxes with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed with respect to Flow-Through Income Taxes attributable to the XCL-WEM Tax Partnership for any Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) make any other Tax election or change any accounting method after the Closing Date (including any entity classification election under Treasury Regulation Section 301.7701-3 but excluding, for the avoidance of doubt, any election under Section 6226 of the Code) with respect to the XCL-WEM Tax Partnership that would have effect prior to the Closing Date or (iv) cause the XCL-WEM Tax Partnership to effect or engage in any transaction or other action occurring on the Closing Date after the Closing that is outside of its ordinary course of business and not otherwise contemplated by this Agreement.
ARTICLE 11

TERMINATION
Section 11.1    Termination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”):
(a)    by the mutual prior written consent of Seller and Purchaser;
(b)    by Seller or Purchaser upon written notice to the other Party, if Closing has not occurred on or before the date that is One Hundred and Twenty (120) days following the Execution Date (the “Outside Date”); provided, however, that if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 8.1(e) or Section 8.2(e) to be satisfied, then, without any further action by the Parties, the Outside Date shall be extended to the earlier to occur of (i) twenty (20) Business Days after the occurrence of HSR Clearance and (ii) the date nine (9) months after the Target Closing Date, for all purposes hereunder; or
(c)    by Seller, upon written notice to Purchaser, if Purchaser has not funded the Performance Deposit within one (1) Business Day of the Execution Date as provided in Section 2.3;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder, that would give rise to the failure of any of the conditions specified in Article 8 including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder when required pursuant to Section 9.1 or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 11.2(b) or Section 11.2(c) below.
Section 11.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Article 6, Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.10, Section 7.15, Article 11, and Article 13, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement, and, upon such termination, the term thereof shall be deemed automatically extended to run until the date that is twelve (12) months from the date of such termination.
(b)    In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived (to the extent waivable) in writing by Seller (or would have been satisfied except for the breach or failure of Seller’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to (A) exercise any rights at Law or in equity to specific performance of this Agreement, or (B) (i) terminate this Agreement, (ii) receive the entirety of the Performance Deposit for the sole account and use of Purchaser, and (iii) recover from Seller Purchaser’s and its Affiliates’ actual, out-of-pocket Damages paid to Third Parties in connection with the negotiation, execution, performance or enforcement of this Agreement; provided, however, (1) Purchaser’s recovery of Damages from Seller shall in no event exceed Thirty Million Dollars ($30,000,000.00) and (2) if Purchaser elects to seek specific performance of this Agreement against Seller under (A) above but Closing fails to occur, Purchaser may elect to exercise its rights under (B) above and terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Purchaser.
(c)    In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived (to the extent waivable) in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder); and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, to either (A) exercise any rights at Law or in equity to specific performance of this Agreement, or (B) terminate this Agreement and retain the entirety of the Performance Deposit for the sole account and use of Seller as liquidated damages hereunder; provided, however, if Seller elects to seek specific performance of this Agreement against Purchaser under (A) above but Closing fails to occur, Seller may elect to exercise its rights under (B) above and terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Seller. Seller and Purchaser acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Performance Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (iii) such liquidated damages do not constitute a penalty.
(d)    In the event that this Agreement is terminated under Section 11.1 and Seller is not entitled or required to receive the Performance Deposit under Section 11.2(c), Purchaser shall be entitled to receive the entirety of the Performance Deposit for the account of Purchaser.
(e)    Promptly, but in no event later than three (3) Business Days after the Termination Date, Purchaser and Seller shall execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Performance Deposit to the Party entitled to receive the Performance Deposit as provided in this Section 11.2.
(f)    Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A) (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A), (iii) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A), in addition to all other remedies available at Law or in equity, including monetary damages, and (iv) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A).
ARTICLE 12

INDEMNIFICATION; LIMITATIONS
Section 12.1    Assumption. Without limiting Purchaser’s rights to indemnity under this Article 12 with respect to Purchaser’s remedies for Defects in Article 3, and any rights of Purchaser under or pursuant to the R&W Insurance Policy, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the

Effective Time or the Closing Date, including obligations, liabilities and Damages arising out of or attributable to: (a) any and all Contracts; (b) any Imbalances; (c) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (d) the Environmental Liabilities related to the Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Assets; (e) any and all Plugging and Abandonment obligations related to the Assets; (f) the Leases, Contracts, or as required by Laws; (g) subject to the terms of Article 3 and the representations and warranties in Article 4, arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (h) the conveyance or transfer of any Asset without obtaining an applicable Consent or complying with the terms of any applicable Preferential Right in connection with such conveyance or transfer, other than a Required Consent; (i) any Assets held by Seller for the benefit of Purchaser under Section 7.4(a); (j) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets; and (k) continuing obligations under any Contract or agreement pursuant to which Seller or its Affiliates purchased the Assets prior to the Closing (all of the foregoing obligations and liabilities set forth in this Section 12.1, the “Assumed Obligations”); provided that the Assumed Obligations shall not include, and Purchaser does not assume any obligations or liabilities of Seller for Fraud or the matters set forth on Schedule 12.3(a).
Section 12.2    Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(a)    the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;
(b)    any failure or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in Purchaser’s Closing Certificate; or
(c)    any of the Assumed Obligations.
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES.

Section 12.3    Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Purchaser, each Affiliate of Purchaser, and each of such Person’s respective shareholders, members, officer, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(a)    those items set forth on Schedule 12.3(a); and
(b)     the failure or breach of Seller’s covenants or agreements contained in this Agreement or in any Transaction Document, in each case to the extent required to be performed after Closing.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUT WITHOUT LIMITATION OF THE LIMITATIONS AND WAIVERS SET FORTH IN SECTION 13.12, NO PERSON SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, OR MULTIPLIED DAMAGES IN CONNECTION WITH SELLER’S INDEMNITY OBLIGATIONS UNDER THIS SECTION 12.3, OTHER THAN CONSEQUENTIAL, SPECIAL, OR MULTIPLIED DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH SELLER IS RESPONSIBLE FOR UNDER THE TERMS HEREOF.
Section 12.4    Survival; Limitation on Actions.
(a)    Subject to Section 12.4(b) and except for Section 6.1: (i) all representations and warranties of Seller set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall terminate and expire at Closing; (ii) the covenants and agreements of Seller to be performed on or prior to Closing shall terminate and expire at Closing; (iii) the covenants and agreements of Seller to be performed after Closing shall survive Closing and terminate when fully performed; (iv) the representations, and warranties of Purchaser set forth in this Agreement and the other Transaction Documents (including the corresponding representations and warranties given in Seller’s Closing Certificate) shall survive the Closing indefinitely; and (v) the covenants and agreements of Purchaser to be performed after Closing shall survive Closing and terminate when fully performed.
(b)    Seller and Purchaser each acknowledge and agree that except as expressly set forth in Article 3, Article 11 and this Article 12, (i) absent Fraud, the payment of money, as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and Seller hereby irrevocably waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at Law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.

Section 12.5    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by any member of the Seller Group at Closing pursuant to Section 9.2(f) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group are (i) the rights to indemnity from Seller set forth in Section 12.3 and the rights to proceeds of the R&W Insurance Policy; and (ii) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing pursuant to Section 12.4(b). Notwithstanding any other provision to the contrary, with respect to any liability for Fraud that is covered and collectible (in whole or in part) under the R&W Insurance Policy, Purchaser shall, and shall instruct each Purchaser Group member to, submit such claim for coverage under the R&W Insurance Policy and use good faith, reasonable efforts in order to pursue such claim under the R&W Insurance Policy. Upon Closing, subject to (i) the rights to indemnity from Seller set forth in Section 12.3 and the rights to proceeds of the R&W Insurance Policy; and (ii) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing pursuant to Section 12.4(b), Purchaser irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in Law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Purchaser Group, and any rights under agreements among any members of the Seller Group, even if caused in whole or in part by the negligence (whether gross, sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or third parties excluding, however, any damages to the extent resulting from Fraud of seller Group.
(b)    The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article 12 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable law.
Section 12.6    Indemnification Actions. All claims for indemnification under Article 12 shall be asserted and resolved as follows:

(a)    For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Damages means Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement, and means Seller in the event any member of the Purchaser Group is entitled to indemnification under this Agreement. For purposes of this Article 12, the term “Indemnified Person” when used in connection with particular Damages means Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement and means Purchaser in the event any member of the Purchaser Group is entitled to indemnification.
(b)    To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(c)    In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.
(d)    Subject to Section 12.6(f), in the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (i) the Indemnified Person’s right to indemnity from the Indemnifying Party against such Third Party Claim under this Agreement or (ii) the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e)    If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, at its the sole cost and expense, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.6(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in Section 12.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(f)    If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim as provided in this Article 12 or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, at any time prior to settlement or final determination thereof. If an Indemnifying Party has not yet admitted an Indemnified Person’s right to indemnity and reimbursement against such Third Party Claim as provided in this Article 12, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, and if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g)    In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 12, or (ii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.
(h)    To the extent the provisions of this Section 12.6 are inconsistent with Section 10.6, Section 10.6 shall control.
Section 12.7    Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 12 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
Section 12.8    Seller Maintenance of Funds. With respect to the matters set forth on Part A and Part B of Schedule 12.3(a), from and after the Closing Date until the applicable date set forth in Part A or Part B, as applicable, of Schedule 12.3(a), Seller shall be required to maintain on its balance sheet immediately available funds an amount of not less than the applicable amount set forth in Part A or Part B, as applicable, of Schedule 12.3(a), in order to support Seller’s indemnification obligations pursuant to Section 12.3 with respect to such matters set forth on Part A and Part B of Schedule 12.3(a), as applicable.

ARTICLE 13

MISCELLANEOUS
Section 13.1    Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt (with the receiving Party affirmatively obligated to promptly confirm receipt), as follows:

To Seller:	XCL Resources Holdings, LLC 600 N Shepherd Dr, Suite 3900 Houston, TX 77007 Attn: Kevin Anonsen Nick Barham Email: kevin@xclresources.com nick@xclresources.com

with a copy (that shall not constitute Notice) to each of the following:	Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser:	SM Energy Company 1700 Lincoln Avenue, Suite 3200 Denver, Colorado 80203 Attn: Kenneth Knott Email: kknott@sm-energy.com

Northern Oil and Gas, Inc. 4530 Baker Road – Suite 400 Minnetonka, Minnesota 55343 Attn: Adam Dirlam Email: adirlam@northernoil.com

with a copy (that shall not constitute Notice) to:	SM Energy Company 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203 Attn: James Lebeck Andrew Fiske Email: jlebeck@sm-energy.com afiske@sm-energy.com

Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attn: David M. Castro Jr., P.C., William C. Eiland II Email: david.castro@kirkland.com william.eiland@kirkland.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 13.2    Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (A) Title Defect, Defect Amount attributable to any Title Defect, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Asset, the Laws of the State where such Asset is located shall govern and control such determination, and (B) Environmental Defect and/or Defect Amount attributable to any Environmental Defect, the Laws of United States of America and the state where the applicable Assets are located shall govern and control such determination.
Section 13.3    Venue and Waiver of Jury Trial.
(a)    Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5, Section 2.7, or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.6(b)), or the scope, interpretation, and effect of this Article 13 or the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts (which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas.
(b)    To the extent that either Party or any of its Affiliates has acquired, or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas.
(c)    The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(d)    EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
Section 13.4    Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 13.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.
Section 13.6    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of Law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 13.7    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void ab initio; provided, however, that Seller hereby consents to the NOG Assignment in all respects. Unless expressly agreed to in writing by the Parties and except for the NOG Assignment, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
Section 13.8    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.
Section 13.9    Amendment. Subject to Section 13.17, this Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.10    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 7.9, Article 12, Section 13.11 and Section 13.13, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Article 12. Notwithstanding anything to the contrary herein (including in this Section 13.10), the Debt Financing Sources shall be intended Third Party beneficiaries of and may enforce the Debt Financing Source Provisions (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Debt Financing Source Provisions) and such provisions (including this Section 13.10) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to Debt Financing Sources without the prior written consent of such Debt Financing Sources.
Section 13.11    Non-Recourse Persons. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, EnCap Investments L.P., any investment fund managed by EnCap Investments L.P. and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of either Party (excluding, in each case, Seller and Purchaser, and subject to such exclusion, each, a “Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group, as applicable, to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in Law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the Transaction Documents or the transactions contemplated thereunder. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.11,
Section 13.12    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY

EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 13.13    Deceptive Trade Practices Act. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (c) PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 13.14    Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 13.15     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. .Pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 13.16    Relationship of each Seller Entity. Notwithstanding anything to the contrary herein, XCL AssetCo, LLC, XCL Marketing, LLC, Wasatch Water Logistics, LLC and XCL SandCo, LLC shall each be jointly and severally responsible and liable for all representations, warranties, covenants and obligations of Seller made or arising pursuant to this Agreement and any other Transaction Document. Any Notice or Claim Notice provided or received by a Seller Entity in connection with any provision of this Agreement shall be deemed provided and/or received by all Seller Entities.
Section 13.17    Debt Financing Sources. Notwithstanding anything to the contrary herein, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in contract or in tort or otherwise), involving any Debt Financing Source, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof, (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in any commitment letter in respect of such Debt Financing with respect to (i) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in such commitment letter) and whether as a result of any inaccuracy thereof Purchaser or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Article 11 or decline to consummate the Closing as a result thereof pursuant to Section 8.2 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise), against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that no Debt Financing Source will have any liability to Seller or its shareholders or Affiliates or any successor or assign of any of the foregoing relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Seller or any of its Affiliates or shareholders or successors or assigns of any of the foregoing shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any Debt Financing Source relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or for any claim based on, in respect of, or by reason of any oral or written representations made or alleged to have been made by any Debt Financing Source in connection herewith or with the Debt Financing, including any dispute arising out of or in any way relating to the Debt Commitment Letter, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that any Debt Financing Source is an express third party beneficiary of, and may enforce, any of the provisions in this Section 13.17 (or the definitions of any terms used in this Section 13.17) and (ii) to the extent any amendments to any provision of this

Section 13.17 (or, solely as they relate to such Section, the definitions of any terms used in this Section 13.17) are adverse to any Debt Financing Source, such provisions shall not be amended without the prior written consent of each applicable Debt Financing Source. Notwithstanding anything contained herein to the contrary, nothing in this Section 13.17 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any other binding agreement to which such party or any of its Affiliates and a Debt Financing Source is a party. For the avoidance of doubt, in no event shall Seller or any of its Affiliates or any of their respective successors or assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Debt Financing Source.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
SELLER:
XCL ASSETCO, LLC
Name: /s/ GRAY LISENBY
By: Gray Lisenby
Title: Chief Executive Officer
XCL MARKETING, LLC
Name: /s/ GRAY LISENBY
By: Gray Lisenby
Title: Chief Executive Officer
WASATCH WATER LOGISTICS, LLC
Name: /s/ GRAY LISENBY
By: Gray Lisenby
Title: Chief Executive Officer
XCL SANDCO, LLC
Name: /s/ GRAY LISENBY
By: Gray Lisenby
Title: Chief Executive Officer
XCL RESOURCES, LLC
Name: /s/ GRAY LISENBY
By: Gray Lisenby
Title: Chief Executive Officer
Signature Page to Purchase and Sale Agreement

PURCHASER:
SM ENERGY COMPANY
Name:/s/ HERBERT S. VOGEL
By:    Herbert S. Vogel
Title:    President and CEO

NORTHERN
NORTHERN OIL AND GAS, INC., solely for purposes of ratifying Sections 5.1, 5.2, 5.3, 5.4, 5.13, 7.1, 7.2, 7.7(b), 7.10, 7.18, 7.19 and 11.2(a)
Name:/s/ NICHOLAS O'GRADY
By:    Nicholas O’Grady
Title:    Chief Executive Officer
Signature Page to Purchase and Sale Agreement